Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.,

ARSENAL MERGER CORP.

AND

ECLIPSYS CORPORATION

Dated as of June 9, 2010

AGREEMENT OF PLAN AND MERGER

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Parent Voting Undertaking
Exhibit C	Form of Company Voting Undertaking
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E	Form of Amended and Restated Bylaws of Parent
Exhibit F	Certain Corporate Governance and Other Matters
Exhibit G	Parent Tax Certificate
Exhibit H	Company Tax Certificate
Schedule A	List of Signatories to Parent Voting Undertakings
Schedule B	List of Signatories to Company Voting Undertakings

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2010 (this “Agreement”), among Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Arsenal Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Eclipsys Corporation, a Delaware corporation (the “Company”) (Merger Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Certain capitalized terms are defined in Article IX and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where such terms first appear.

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive shares of common stock, $0.01 par value, of Parent (“Parent Common Stock”);

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the Merger are advisable and fair to, and in the best interest of, the Company and the Company’s stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Company’s stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Parent, based upon the recommendation of the Audit Committee of the Board of Directors of Parent, has (i) determined that this Agreement and the Merger are advisable and fair to, and in the best interest of, Parent and Parent’s stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that Parent’s stockholders approve the issuance of Parent Common Stock in the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, Misys plc, a public limited company formed under the Laws of England and Wales (“Manchester”), is entering into a voting agreement with the Company, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, the directors of Parent set forth on Schedule A are entering into voting undertakings in substantially the form attached hereto as Exhibit B (the “Parent Voting Undertakings”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, the directors of the

Company set forth on Schedule B are entering into voting undertakings in substantially the form attached hereto as Exhibit C (the “Company Voting Undertakings”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Manchester are entering into a Framework Agreement (as it may be amended from time to time, the “Framework Agreement”) pursuant to which Manchester and Parent agreed, among other things and subject to certain conditions, to (i) a direct or indirect purchase by Parent of certain shares of Parent Common Stock held indirectly by Manchester through one or more of its subsidiaries and (ii) a secondary public offering by Manchester or one or more of its subsidiaries of certain additional shares of Parent Common Stock (the transactions described in clauses (i) and (ii), the “Coniston Transaction”); and

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a wholly owned Subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, which shall be made in writing and delivered to the Company no fewer than five (5) Business Days prior to the Closing Date, any direct wholly owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger; provided, that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement; and provided further that such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to become incapable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect the Intended Tax Treatment, any of the parties hereto or any of the parties’ stockholders.

Section 1.2 Effective Time. The Merger shall become effective when a certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual written consent of the Company and Merger Sub, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that (i) paragraph 1 of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation (which is hereinafter referred to as the “Corporation”) is Eclipsys Corporation.” and (ii) appropriate amendments shall be made, as necessary, to comply with the provisions of Section 5.10(a). At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, subject to appropriate revisions thereto, as necessary, to comply with the provisions of Section 5.10(a), until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation.

(b) The directors and officers of Merger Sub at the Effective Time shall become, at the Effective Time, the directors and officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub or the Company:

(a) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive 1.2 (such number being the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Per Share Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate or the delivery of an

“agent’s message” (in the case of shares held in book-entry form) in accordance with Section 1.6, (i) any dividends and other distributions in accordance with Section 1.7, (ii) the Per Share Merger Consideration into which such shares of Company Common Stock are converted and (iii) any cash, without interest, in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor.

Section 1.6 Parent to Make Certificates Available. (a) Prior to the Effective Time, Parent shall appoint BNY Mellon (or such other commercial bank or trust company reasonably acceptable to the Company) to act as exchange agent for the payment of the Per Share Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.6 through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as the Per Share Merger Consideration pursuant to Section 1.5(c) and cash, as required, to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall deliver out of the Exchange Fund (i) the Per Share Merger Consideration contemplated to be issued and paid pursuant to Section 1.5(c) and (ii) the cash, as required, to make payments in lieu of any fractional shares pursuant to Section 1.8.

(b) Parent shall instruct the Exchange Agent, as soon as reasonably practicable after the Effective Time, to mail to each record holder of a Certificate or Certificates a letter of transmittal (which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, (ii) contain instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares and (iii) be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval) (the “Transmittal Letter”)). Upon (x) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (y) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Transmittal Letter, duly executed in accordance with the instructions thereto, the holder of such shares shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of the Per Share Merger Consideration into which the shares have been converted at the Effective Time pursuant to Section 1.5(c), (ii) cash in lieu of any fractional share which the holder has a right to receive pursuant to Section 1.8 and (iii) certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled. If any portion of the Per Share Merger Consideration is to be paid or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such payment or registration that the surrendered Certificate be in proper form for transfer and that the Person requesting such delivery of the Per Share Merger Consideration pay any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.6(b), each Certificate shall be deemed at any time after the

Effective Time to represent only the right to receive the Per Share Merger Consideration (and any amounts to be paid pursuant to Sections 1.7 and 1.8) upon such surrender.

Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive Parent Common Stock, until such Person surrenders the related Certificate or Certificates (or shares of Company Common Stock held in book-entry form), as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates (or shares of Company Common Stock held in book-entry form). Subject to the effect of applicable Law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of any such payment under the Code or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests, without interest, subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former holder of Company Common Stock who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for Per Share Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holder is entitled pursuant to this Article I. If any Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock or any dividends or other distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares of Parent Common Stock, dividends or other distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock or dividends and distributions which are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.10 Adjustment of Per Share Merger Consideration. In the event of any reclassification, recapitalization, combination, stock split, stock dividend or similar event with respect to Parent Common Stock or Company Common Stock or any change or conversion of Parent Common Stock or Company Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration and the Exchange Ratio to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event and all references to the Per Share Merger Consideration and the Exchange Ratio shall be deemed to be to the Per Share Merger Consideration and the Exchange Ratio as so adjusted. The parties understand and agree that the transactions contemplated by the Framework Agreement shall not require any adjustment of the Per Share Merger Consideration and the Exchange Ratio under this Section 1.10.

Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent or Parent will issue and pay or cause to be issued and paid in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 1.5(c), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.8, and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.

Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15 Closing; Closing Deliveries.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of, or to the extent permitted by applicable Law, waiver of, those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “Closing Date”).

(b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

(i) a certificate of good standing of Parent issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and

(ii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) the Certificate of Incorporation of Parent then in effect, (B) the bylaws of Parent then in effect, (C) the effectiveness of the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the resolutions of the stockholders of Parent authorizing the Share Issuance, and (E) the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement or certificate executed by Parent in connection with the Closing.

(c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Merger Sub shall deliver to the Company all of the following:

(i) a certificate of good standing of Merger Sub issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and

(ii) a certificate of the Secretary or an Assistant Secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Merger Sub since a specified date, (B) the bylaws of Merger Sub, (C) the effectiveness of the resolutions of the Board of Directors of Merger Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the written consent of Parent in its capacity as sole stockholder of Merger Sub approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of Merger Sub executing this Agreement and any other agreement or certificate executed by Merger Sub in connection with the Closing.

(d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:

(i) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware and dated no more than 30 days prior to the Closing Date; and

(ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Third Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) since the date of this Agreement, (B) the bylaws of the Company (the “Company Bylaws”), (C) the effectiveness of the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the effectiveness of the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement or certificate executed by the Company in connection with the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed or furnished with the SEC since July 29, 2009 but prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 2.2(a) (this clause (i) being referred to herein as the “Parent SEC Disclosure”), or (ii) in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article II to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 199,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the close of business on June 7, 2010, (i) 146,517,252 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent; (iii) 3,114,419 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options; (iv) 3,576,341 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Units; (v) no shares of Parent Preferred Stock were issued and outstanding; (vi) no shares of Parent Preferred Stock were reserved and available for issuance pursuant to any Parent Stock Plans; and (vii) a maximum of 194,655 shares of Parent Common Stock are reserved for issuance under the Parent Stock Purchase Plan. Between June 7, 2010 and the date of this Agreement, except as set forth above in this Section 2.2(a) and except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans and the Parent Stock Purchase Plan, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for awards granted under the Parent Stock Plans and the Parent Stock Purchase Plan and for the Relationship Agreement, there are no outstanding options to purchase or rights to otherwise acquire shares of Parent Common Stock. Each share of Parent Common Stock which may be issued pursuant to the Parent Stock Plans and the Parent Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (x) this Agreement and the Relationship Agreement, (y) as contemplated by the Framework Agreement and (z) as set forth above in this Section 2.2(a), there are no outstanding options, warrants, subscriptions, calls, rights, puts, convertible securities or other similar Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (A) issue, transfer, deliver, sell, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries, (B) grant, extend or enter into any such option, warrant, subscription, call, right, put, convertible security or other similar Contract or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Relationship Agreement, the Voting Agreement, the Parent Voting Undertakings and as contemplated by the Framework Agreement, there are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.

(b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent, as the case may be) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the year ended May 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(c) Section 2.2(c) of the Parent Disclosure Letter sets forth a list as of the date of this Agreement of all Subsidiaries and material Joint Ventures of Parent and the jurisdiction in which such Subsidiary or material Joint Venture is organized. Section 2.2(c) of the Parent Disclosure Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by Parent in each such material Joint Venture. As of the date of this Agreement, Parent has no obligation to make any capital contributions, or otherwise provide assets or cash, to any material Joint Venture.

Section 2.3 Authority. On or prior to the date of this Agreement, (a) the Boards of Directors of each of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of Parent and Merger Sub, respectively, and their respective stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL; (b) Parent, as sole stockholder of Merger Sub, has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, each in accordance with the DGCL; and (c) the Board of Directors of Parent has resolved to recommend the approval by Parent’s stockholders of the issuance by Parent of the Per Share Merger Consideration (the “Share Issuance”) in connection with the Merger (the “Parent Recommendation”). Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the approval by the stockholders of Parent of the Share Issuance and of the transactions contemplated by the Framework Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to (x) approval by the stockholders of Parent of the Share Issuance and of the transactions contemplated by the Framework Agreement and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), this Agreement constitutes the valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms. The filing of the Joint Proxy Statement with the SEC, the Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering the shares of Parent Common Stock to be issued as the Per Share Merger Consideration in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) have been duly authorized by Parent’s Board of Directors. Parent has delivered or made available to the Company prior to the date of this Agreement true, complete and correct copies of the Second Amended and Restated Certificate of Incorporation of Parent in effect as of the date of this Agreement (the “Parent Charter”), the Amended and Restated Bylaws of Parent in effect as of the date of this Agreement (the “Parent Bylaws”), and the certificate of incorporation and bylaws

(or comparable organizational documents) of each of its Subsidiaries, including Merger Sub, each as in effect as of the date of this Agreement.

Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws; (ii) the comparable charter or organizational documents of any of Parent’s Subsidiaries; (iii) any Parent Contract; or (iv) any Order or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or is necessary for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the amendment and restatement of the Parent Charter as contemplated by the Framework Agreement with the Secretary of State of the State of Delaware and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by applicable Takeover Laws (the “State Takeover Approvals”); (iv) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and Nasdaq; (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 2.5 SEC Documents and Other Reports; Internal Controls and Procedures.

(a) Parent has timely filed with the SEC all documents required to be filed by it since January 1, 2008 under the Securities Act or the Exchange Act (the “Parent SEC

Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as required by GAAP, Parent has not, between May 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on May 31, 2009.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s

management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Stockholder Meetings (together with any amendments or supplements thereto, the “Joint Proxy Statement”) will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

Section 2.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of Parent dated February 28, 2010 included in the Form 10-Q filed by Parent with the SEC on April 8, 2010 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities, except (a) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (b) Liabilities incurred in connection with this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby, (c) Liabilities incurred in the ordinary course of business consistent with past practices since February 28, 2010, and (d) Liabilities that are specifically addressed by any other representation or warranty contained in this Article II.

Section 2.8 Absence of Certain Changes or Events.

(a) Since February 28, 2010 through the date of this Agreement, (i) Parent and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or, entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Parent Material Adverse Effect; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their respective businesses or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Parent Material Adverse

Effect; (iii) there has not been any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock or dividend or distribution of any kind declared, set aside, paid or made by Parent on any class of its stock; (iv) neither Parent nor any of its Subsidiaries has (x) granted any increase in compensation to any employee of Parent or any of its Subsidiaries whose base salary prior to such increase exceeded $250,000, except for any such base salary increases made in the ordinary course of business consistent with prior practice or as was required under such employee’s Parent Employee Agreement in effect as of the date of such increase, (y) granted to any employee of Parent or any of its Subsidiaries whose base salary exceeds $250,000 as of the date hereof (1) any right of severance or change in control benefits or (2) any increase in such benefits to any employee who had a contractual right to such benefits as of the date of the most recent audited financial statements included in the Parent SEC Documents, or (z) entered into any Parent Employee Agreement with any individual whose annual compensation for 2010 is expected to exceed $250,000; and (v) there has been no Parent Material Adverse Effect.

(b) Section 2.8(b) of the Parent Disclosure Letter sets forth a list for the twelve months ended February 28, 2010 of the top twenty (20) revenue producing customers (as determined in accordance with GAAP) of Parent and its Subsidiaries (collectively, the “Key Parent Customers”). Since March 1, 2009 and through the date hereof, (i) no Key Parent Customer has terminated or cancelled its business relationship (in whole or in substantial part) with Parent or any of its Subsidiaries, and (ii) to the Knowledge of Parent, no Key Parent Customer has threatened in writing to terminate or cancel its business relationship (in whole or in substantial part) with Parent or any of its Subsidiaries, which threat to terminate or cancel has not been resolved as of or prior to the date of this Agreement.

Section 2.9 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of its charter, bylaws or other organizational documents. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is in material violation of any applicable Law (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) or any Order and no notice of any such violation or non-compliance has been received by Parent or any of its Subsidiaries.

Section 2.10 Tax Matters. (a) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Parent Material Adverse Effect; (b)

all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) Parent and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes except to the extent that any noncompliance with such rules or regulations would not, individually or in the aggregate, have a Parent Material Adverse Effect; (d) any Tax Returns referred to in clause (a) relating to federal income Taxes and material state, local, and foreign income Taxes have been examined by the Internal Revenue Service (the “IRS”) or other relevant authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (f) no material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority are currently pending; (g) during the past three years, neither Parent nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (h) during the last five years, neither Parent nor any of its Subsidiaries has been a party to any so-called “listed transaction” (as defined in Treasury Regulations § 1.6011-4(b)(2)) which, as a result, Parent or any of its Subsidiaries was required to disclose to the IRS; (i) Parent has not waived in writing any statute of limitations in respect of any material Taxes; (j) there are no material liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens relating to current Taxes not yet due; and (k) none of Parent or any of its Subsidiaries has been in the past ten (10) years a member of any group of corporations filing Tax Returns on a consolidated, unitary or similar basis other than each such group of which it is currently a member.

Section 2.11 Actions and Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) there is no investigation or review pending or, to the Knowledge of Parent, threatened, by any Governmental Entity with respect to Parent or any of its Subsidiaries; (b) there are no Actions pending or, to the Knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries, or any of their respective properties at Law or in equity; and (c) there are no Orders with respect to Parent or any its Subsidiaries or any of their respective properties.

Section 2.12 Certain Agreements.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), excluding those compensatory plans described in Item 601(b)(10)(iii); (ii) any Contract (A) with any of the top one hundred (100) revenue producing customers of Parent and its Subsidiaries for the twelve (12) months ended February 28, 2010 (as determined in accordance with GAAP) (a “Parent Top 100 Customer”) which contains most favored nation pricing or provisions restricting the solicitation of the employees of such customer, or (B) which purports to materially limit or restrict the manner or localities in which Parent or any of its Affiliates (including the Company or any of its Subsidiaries following the Merger) may conduct business, including by virtue of exclusivity or non-solicitation provisions; (iii) any Contract which requires any payment by Parent or its Subsidiaries in excess of $2,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to Parent or its Subsidiaries (excluding Contracts with customers) in excess of $2,000,000 in any year and which is not terminable within one year without penalty; (iv) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $5,000,000; (v) any Contract with a Key Parent Customer; (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (A) providing for the sale by Parent or any of its Subsidiaries of such Person’s products or services or (B) providing for the sale by Third Parties of products of Parent or its Subsidiaries, in each case involving annual payments in the 2009 fiscal year or reasonably expected during the 2010 fiscal year to or by Parent or any of its Subsidiaries in excess of $2,000,000 in the aggregate; (vii) since January 1, 2007, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $5,000,000 or a purchase price in excess of $5,000,000; (viii) any Contract of indemnification or any guaranty by Parent or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by Parent or any of its Subsidiaries of products or services in the ordinary course of business; (ix) any Contract to provide source code to any Third Party, other than source code escrow agreements entered into with customers in the ordinary course of the Company’s business, for any product or technology that is material to Parent and its Subsidiaries, taken as a whole; (x) any material Contract, other than standard end-user or distributor license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any Third Party to use, manufacture or reproduce any Parent product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Parent product, service or Intellectual Property Right; (xi) any Contract with respect to the settlement of any Action, which adversely affects in any material respect the conduct of Parent’s or any of its Subsidiaries’ business; (xii) any Contract (other than any Contract with a customer of Parent or any of its Subsidiaries that is not a Parent Top 100 Customer) with a federal Governmental Entity or any Contract that constitutes a subcontract executed with a prime contractor pursuant to any Contract with a federal Governmental Entity and that incorporates Federal Acquisition Regulation clauses as a term or condition of such Contract; or (xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Parent has previously made available to the Company true, complete and correct copies of each Contract of the type described in this Section 2.12(a) that was entered into prior to the date hereof. All Contracts of the type described in this Section 2.12(a) and the first sentence of Section 2.16(f) shall be referred to as “Parent Contracts” regardless of whether they were entered into before or after the date hereof. All of the Parent Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, no Person is challenging the validity or enforceability of any Parent Contract, except such challenges which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Parent Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Framework Agreement (either alone or in connection with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Framework Agreement.

Section 2.13 Employee Benefits.

(a) Each Parent Plan is listed in Section 2.13(a) of the Parent Disclosure Letter. With respect to each Parent Plan, Parent has delivered or made available to the Company a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Parent Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Parent Plan; (iv) the most recent summary plan description or, if no summary plan description exists, such other written explanation of each Parent Plan as provided to participants; (v) a written summary of each material unwritten Parent Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Plan intended to be qualified under Section 401(a) of the Code; and (vii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding Parent Plan controversy or audit. Each Parent Plan complies in all material respects with its terms, the Employee Income Retirement Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

(b) With respect to the Parent Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or any Parent Plan fiduciary could be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable Law, which would, individually or in the aggregate, have a Parent Material Adverse Effect, other than liabilities for benefits payable in the normal course. There is no pending or, to the Knowledge of Parent, threatened Action relating to any Parent Plan (other than routine claims for benefits). All Parent Plans that are intended by their terms to be, or are otherwise treated by Parent as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending. Neither Parent nor any of its Subsidiaries has any liability or obligation under any plan or Contract to provide welfare benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or during any severance period. None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA which would, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Section 2.13(c) of the Parent Disclosure Letter contains a complete and correct list, and Parent has heretofore provided or made available to the Company a complete and correct copy, of each Parent Employee Agreement.

(d) No individual is entitled to any payment or benefit that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) any amount that would be nondeductible under Section 162(m) of the Code or (iii) any amount that would be subject to taxation under Section 409A(a)(1) of the Code. No individual is entitled to any additional payment from Parent or any of its Subsidiaries on account of any taxes incurred under Section 4999 or 409A of the Code.

(e) With respect to each Parent Plan not subject to United States law (a “Parent Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Parent Foreign Benefit Plan, the liability of each insurer for any Parent Foreign Benefit Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Parent included in the Parent SEC Documents for any unfunded Parent Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement or the Framework Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) if such Parent Foreign Benefit Plan is required to be registered, it has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(f) Parent, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 2.14 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws relating to public and worker health and safety (collectively, “Worker Safety Laws”) and (c) the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except, in each case, for any violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.15 Labor Matters. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract.

Neither Parent nor any of its Subsidiaries has engaged in any material unfair labor practice or material violation of state or local labor wage and hour or employment Laws with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the “Parent Business Personnel”), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Parent Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.16 Intellectual Property.

(a) Parent and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”) as are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries infringes, misappropriates or violates in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Section 2.16(b) of the Parent Disclosure Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by Parent and its Subsidiaries.

(c) As of the date of this Agreement, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the validity, enforceability or ownership of the Intellectual Property Rights of Parent or any of its Subsidiaries.

(d) Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality of confidential information that is owned, used or held by Parent and its Subsidiaries in the conduct of the business. To the Knowledge of Parent, confidential information owned by Parent or any of its Subsidiaries has not been used by or disclosed to any third party except pursuant to valid and appropriate non-disclosure or confidentiality agreements which have not been breached. Subject to Section 2.16(a) and the Parent Material Adverse Effect qualification contained therein, Parent and its Subsidiaries are free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Intellectual Property Rights owned by them (“Parent Owned Intellectual Property Rights”) on an exclusive basis except for nonexclusive: (i) use pursuant to end-user licenses granted to customers; (ii) distribution rights granted to resellers or distributors in the ordinary course of business; or (iii) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Parent Owned Intellectual Property Rights without any right to exploit such Parent Owned Intellectual Property Rights, except where the failure to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit such Parent Owned Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Parent Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Parent or one of its Subsidiaries or (ii) have assigned to Parent or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Parent Owned Intellectual Property Rights.

(f) Section 2.16(f) of the Parent Disclosure Letter contains a list of (i) each item of Third Party computer software that is (A) licensed to and actively marketed by Parent or any of its Subsidiaries and (B) material to Parent and it Subsidiaries taken as a whole, and (ii) except as indicated in Section 2.16(f) of the Parent Disclosure Letter, the Contracts pursuant to which the foregoing Third Party computer software is licensed to Parent or any of its Subsidiaries. Parent or one of its Subsidiaries owns, as part of the Parent Owned Intellectual Property Rights, or has acquired, pursuant to a valid license, rights to all Intellectual Property Rights incorporated into the products of Parent or any of its Subsidiaries or otherwise licensed or provided to such customers, in sufficient quantities and of sufficient scope to cover all of Parent’s and its Subsidiaries’ past and current use(s) of such Intellectual Property Rights and those reasonably anticipated to be needed in the businesses of Parent or any of its Subsidiaries, except where the failure to own such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.17 Opinion of Financial Advisor. Parent has received the oral opinion of UBS Securities LLC to be confirmed in writing (with a copy provided solely for informational purposes to the Company promptly after Parent receives such written confirmation), to the effect that, subject to certain assumptions, limitations and qualifications, as of the date the Board of Directors of Parent approved this Agreement, the Exchange Ratio provided for in the Merger is fair to Parent from a financial point of view.

Section 2.18 State Takeover Statutes. To the Knowledge of Parent, no Takeover Laws are applicable to the Coniston Transaction, the Framework Agreement, the Merger, this Agreement, or any of the transactions contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,”

“supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

Section 2.19 Required Vote of Parent Stockholders; Merger Sub Approval. The affirmative vote of the holders of a majority in voting power present in person or by proxy at the Parent Stockholder Meeting is the only vote of holders of securities of Parent which is required to approve the Share Issuance (the “Parent Stockholder Approval”) and, except as set forth in the Framework Agreement, no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Share Issuance or to approve this Agreement, the Merger, or any of the transactions contemplated hereby. The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (a) determined that this Agreement and the Merger are advisable, fair to and in the best interest of Merger Sub and its stockholder, (b) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (c) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.

Section 2.20 Reorganization. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of Parent, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations and warranties set forth in the Parent Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger occurred on the date hereof.

Section 2.21 Brokers. No broker, investment banker or other Person, other than as set forth in Section 2.21 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 2.22 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.23 Coniston Transaction.

(a) Section 2.23(a) of the Parent Disclosure Letter sets forth a true, complete and correct copy of the Framework Agreement. As of the date of this Agreement, (i) the Framework Agreement has not been amended, supplemented or modified, in any respect and (ii) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), the Framework Agreement is in full force and effect and is a valid and binding obligation of Parent and, to the Knowledge of Parent, Manchester and the other parties thereto. As of the date of this Agreement, the representations and warranties of Parent set forth in Section 5 of the Framework Agreement are true and correct in all material respects. There are no conditions precedent related to the Coniston Transaction, other than as set forth in the Framework Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any term or condition of the Framework Agreement.

(b) Section 2.23(b) of the Parent Disclosure Letter sets forth true, complete and correct copies of the executed commitment letter, related term sheet attached thereto, and the redacted fee letter (collectively, with the fully executed fee letter, the “Debt Financing Commitments”) from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Securities LLC and UBS Loan Finance LLC (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent debt financing in the amounts set forth therein for purposes of financing the Coniston Transaction and related fees and expenses and the other purposes set forth therein (the “Debt Financing”).

(c) As of the date of this Agreement, except as set forth in the Debt Financing Commitments, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or that would permit the Lenders to cancel or reduce the total amount of the Debt Financing. As of the date of this Agreement, subject to the terms and conditions of the Debt Financing Commitments, the Debt Financing, if funded in accordance with the Debt Financing Commitments, together with available cash, would provide Parent with financing (i) on the Coniston Closing sufficient for Parent to complete the Coniston Transactions and to pay related fees and expenses incurred by Parent or for which Parent is responsible and (ii) on the closing of the Contingent Repurchase sufficient for Parent to complete the Contingent Repurchase and to pay related fees and expenses incurred by Parent or for which Parent is responsible, in each case on the terms and subject to the conditions contemplated hereby and thereby. As of the date of this Agreement, the Debt Financing Commitments, in the form so delivered, are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the Lenders, and (assuming that the Debt Financing Commitments constitutes such obligation of the Lenders) is in full force and effect, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(d) Immediately following the Coniston Closing, Parent will be Solvent. Immediately following the Closing and immediately following the Contingent Repurchase Closing (if Manchester requires Parent to effect the Contingent Repurchase in accordance with the Framework Agreement), the Combined Company will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Parent or the Combined Company, as applicable, means that, as of any date of determination: (i) the assets of Parent or the Combined Company, as the case may be, at a “fair valuation” will as of such date, exceed the amount of all of its “liabilities of Parent or the Combined Company, as the case may be, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (ii) the “present fair saleable value” of the assets of Parent or the Combined Company, as the case may be, will, as of such date, be greater than “the amount that will be required to pay the probable liability of Parent or the Combined Company, as the case may be, on its existing debts as such debts become absolute and matured”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (iii) the remaining assets of Parent or the Combined Company, as the case may be, as of such date, will not be “unreasonably small” nor constitute an “unreasonably small capital” in relation to the business or transaction(s) in which it is engaged or is about to engage, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; and (iv) Parent or the Combined Company, as the case may be, will be able to pay its debts as they become due. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed or furnished with the SEC since February 24, 2010 but prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2(a) (this clause (i) being referred to herein as the “Company SEC Disclosure”), or (ii) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock (ii) 5,000,000 shares of Company Non-Voting Common Stock and (iii) 5,000,000 shares of Company Preferred Stock. As of the close of business on June 4, 2010, (i) 57,582,589 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) 5,000,739 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options; (iv) 683,847 shares of Company Common Stock were reserved for issuance pursuant to outstanding Stock Units; (v) a maximum of 13,657 shares of Company Common Stock are subject to outstanding rights to purchase shares of Company Common Stock under the Company Stock Purchase Plan based on participant contributions estimated through June 30, 2010 and the per share closing price of the Company Common Stock on Nasdaq on June 4, 2010; (vi) no shares of Company Non-Voting Common Stock or Company Preferred Stock were issued and outstanding; (vii) no shares of Company Non-Voting Common Stock or Company Preferred Stock were reserved and available for issuance pursuant to any Company Stock Plans or the Company Stock Purchase Plan; (viii) there are no outstanding warrants to purchase shares of Company Common Stock; and (ix) 424,426 Unvested Company Shares are issued and outstanding. Set forth in Section 3.2 of the Company Disclosure Letter is a schedule of all awards granted under the Company Stock Plans that are outstanding as of the date of this Agreement, including the type of award, the holder, the grant date, the number of shares of Company Common Stock subject to such award, the Company Stock Plan under which such award was granted and the applicable vesting conditions. Between June 4, 2010 and the date of this Agreement, except as set forth above in this Section 3.2(a) and except for the issuance of shares of Company Common Stock pursuant to the Company Stock Plans and the Company Stock Purchase Plan, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except for awards granted under the Company Stock Plans and the Company Stock Purchase Plan, there are no outstanding options to purchase or rights to otherwise acquire shares of Company Common Stock. Each share of Company Common Stock which may be issued pursuant to the Company Stock Plans and the Company Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (x) this Agreement and (y) as set forth above in this Section 3.2(a), there are no outstanding options, warrants, subscriptions, calls, rights, puts, convertible securities or other similar Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (A) issue, transfer, deliver, sell, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries, (B) grant, extend or enter into any such option, warrant, subscription, call, right, put, convertible security or other similar Contract or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Company Voting Undertakings, there are no Contracts to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.

(b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of all Subsidiaries and material Joint Ventures of the Company and the jurisdiction in which such Subsidiary or material Joint Venture is organized. Section 3.2(c) of the Company Disclosure Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by the Company in each such material Joint Venture. As of the date of this Agreement, the Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any material Joint Venture.

Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of the Company and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s stockholders and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption (the “Company Recommendation”). The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by the Company’s Board of Directors. The Company has delivered or made available to Parent prior to the date of this Agreement true, complete and correct copies of the Company Charter and Company Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, each as in effect as of the date of this Agreement.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter or organizational documents of any of the Company’s Subsidiaries; (iii) any Company Contract; or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) applicable requirements, if any, of Blue Sky Laws and Nasdaq; (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5 SEC Documents and Other Reports; Internal Controls and Procedures.

(a) The Company has timely filed with the SEC all documents required to be filed by it since January 1, 2008 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as required by GAAP, the Company has not, between December 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2009.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated March 31, 2010 included in the Form 10-Q filed by the Company with the SEC on May 5, 2010 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities, except (a) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business consistent with past practices since March 31, 2010, and (d) Liabilities that are specifically addressed by any other representation or warranty contained in this Article III.

Section 3.8 Absence of Certain Changes or Events.

(a) Since March 31, 2010 through the date of this Agreement, (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their respective businesses or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Company Material Adverse Effect; (iii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or dividend or distribution of any kind declared, set aside, paid or made by the Company on any class of its stock; (iv) neither the Company nor any of its Subsidiaries has (x) granted any increase in compensation to any employee of the Company or any of its Subsidiaries whose annual base salary prior to such increase exceeded $250,000, except for any such base salary increases made in the ordinary course of business consistent with prior practice or as was required under such employee’s Company Employee Agreement in effect as of the date of such increase, (y) granted to any employee of the Company or any of its Subsidiaries whose base salary exceeds $250,000 as of the date hereof (1) any right of severance or change in control benefits or (2) any increase in such benefits to any employee who had a contractual right to such benefits as of the date of the most recent audited financial statements included in the Company SEC Documents, or (z) entered into any Company Employee Agreement with any individual whose base salary for 2010 is expected to exceed $250,000; and (v) there has been no Company Material Adverse Effect.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a list for the twelve months ended December 31, 2009 of the top twenty (20) revenue producing customers (as determined in accordance with GAAP) of the Company and its Subsidiaries (collectively, the “Key Company Customers”). Since January 1, 2009 and through the date hereof, no Key Company Customer has terminated or cancelled its business relationship (in whole or in substantial part) with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no Key Company Customer has threatened in writing to terminate or cancel its business relationship (in whole or in substantial part) with the Company or any of its Subsidiaries, which threat to terminate or cancel has not been resolved as of or prior to the date of this Agreement.

Section 3.9 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its charter, bylaws or other organizational documents. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material violation of any applicable Law (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) or any Order and no notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.

Section 3.10 Tax Matters. (a) The Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes, except to the extent that any noncompliance with such rules or regulations would not, individually or in the aggregate, have a Company Material Adverse Effect; (d) any Tax Returns referred to in clause (a) relating to federal income Taxes and material state, local, and foreign income Taxes have been examined by the IRS or other relevant authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (e) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (f) no material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority are currently pending; (g) during the past three years, neither the Company nor any of its Subsidaiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (h) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” (as defined in Treasury Regulations § 1.6011-4(b)(2)) which, as a result, the Company or any of its Subsidiaries was required to disclose to the IRS; (i) the Company has not waived in writing any statute of limitations in respect of any material Taxes; (j) there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due; and (k) none of the Company or any of its Subsidiaries has been in the past ten (10) years a member of any group of corporations filing Tax Returns on a consolidated, unitary or similar basis other than each such group of which it is currently a member.

Section 3.11 Actions and Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) there is no investigation or review pending or, to the Knowledge of the Company, threatened, by any Governmental Entity with respect to the Company or any of its Subsidiaries; (b) there are no Actions pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity; and (c) there are no Orders with respect to the Company or any its Subsidiaries or any of their respective properties.

Section 3.12 Certain Agreements.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), excluding those compensatory plans described in Item 601(b)(10)(iii); (ii) any Contract (A) with any of the top one hundred (100) revenue producing customers of the Company and its Subsidiaries for the twelve (12) months ended March 31, 2010 (as determined in accordance with GAAP) (a “Company Top 100 Customer”) which contains most favored nation pricing or provisions restricting the solicitation of the employees of such customer, or (B) which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the

Merger) may conduct business, including by virtue of exclusivity or non-solicitation provisions; (iii) any Contract which requires any payment by the Company or its Subsidiaries in excess of $2,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries (excluding Contracts with customers) in excess of $2,000,000 in any year and which is not terminable within one year without penalty; (iv) any Contract with a Key Company Customer; (v) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $5,000,000; (vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (A) providing for the sale by the Company or any of its Subsidiaries of such Person’s products or services or (B) providing for the sale by Third Parties of products of the Company or its Subsidiaries, in each case involving annual payments in the 2009 fiscal year or reasonably expected during the 2010 fiscal year to or by the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate; (vii) since January 1, 2007, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $5,000,000 or a purchase price in excess of $5,000,000; (viii) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business, (ix) any Contract to provide source code to any Third Party, other than source code escrow agreements entered into with customers in the ordinary course of the Company’s business, for any product or technology that is material to the Company and its Subsidiaries, taken as a whole; (x) any material Contract, other than standard end-user or distributor license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any Third Party to use, manufacture or reproduce any Company product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Company product, service or Intellectual Property Right; (xi) any Contract with respect to the settlement of any Action, which adversely affects in any material respect the conduct of the Company’s or any of its Subsidiaries’ business; (xii) any Contract (other than any Contract with a customer of the Company or any of its Subsidiaries that is not a Company Top 100 Customer) with a federal Governmental Entity or any Contract that constitutes a subcontract executed with a prime contractor pursuant to any Contract with a federal Governmental Entity and that incorporates Federal Acquisition Regulation clauses as a term or condition of such Contract; or (xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has previously made available to Parent true, complete and correct copies of each Contract of the type described in this Section 3.12(a) that was entered into prior to the date hereof. All Contracts of the type described in this Section 3.12(a) and the first sentence of Section 3.16(f) shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof. All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with any other event) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any (i) Company Stock Option, (ii) Unvested Company Shares or (iii) shares of Company Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such options, rights or shares under this Agreement.

Section 3.13 Employee Benefits.

(a) Each Company Plan is listed in Section 3.13(a) of the Company Disclosure Letter. With respect to each Company Plan, the Company has delivered or made available to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Company Plan; (iv) the most recent summary plan description or, if no summary plan description exists, such other written explanation of each Company Plan as provided to participants; (v) a written summary of each material unwritten Company Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; and (vii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding Company Plan controversy or audit. Each Company Plan complies in all material respects with its terms, ERISA, the Code and all other applicable Laws. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

(b) With respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law, which would, individually or in the aggregate, have a Company Material Adverse Effect, other than liabilities for benefits payable in the normal course. There is no pending or, to the Knowledge of the Company, threatened Action relating to any Company Plan (other than routine claims for benefits). All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending. Neither the Company nor any of its Subsidiaries has any liability or obligation under any plan or Contract to provide welfare benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or during any severance period. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and correct list, and the Company has heretofore provided or made available to Parent a complete and correct copy, of each Company Employee Agreement.

(d) No individual is entitled to any payment or benefit that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) any amount that would be nondeductible under Section 162(m) of the Code or (iii) any amount that would be subject to taxation under Section 409A(a)(1) of the Code. No individual is entitled to any additional payment from the Company or any of its Subsidiaries on account of any taxes incurred under Section 4999 or 409A of the Code.

(e) With respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) if such Company Foreign Benefit Plan is required to be registered, it has been registered and has been maintained in good standing with the applicable regulatory authorities.

(f) The Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.14 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except, in each case, for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practice or material violation of state or local labor wage and hour or employment Laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) The Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries infringes, misappropriates or violates in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Section 3.16(b) of the Company Disclosure Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.

(c) (i) As of the date of this Agreement, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company,

threatened that challenge or question the validity, enforceability or ownership of Intellectual Property Rights of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of confidential information that is owned, used or held by the Company and its Subsidiaries in the conduct of the business. To the Knowledge of the Company, confidential information owned by Company or any of its Subsidiaries has not been used by or disclosed to any third party except pursuant to valid and appropriate non-disclosure or confidentiality agreements which have not been breached. Subject to Section 3.16(a) and the Company Material Adverse Effect qualification contained therein, the Company and its Subsidiaries are free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Intellectual Property Rights owned by them (“Company Owned Intellectual Property Rights”) on an exclusive basis except for nonexclusive: (i) use pursuant to end-user licenses granted to customers; (ii) distribution rights granted to resellers or distributors in the ordinary course of business; or (iii) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Company Owned Intellectual Property Rights without any right to exploit such Company Owned Intellectual Property Rights, except where the failure to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit such Company Owned Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Company or one of its Subsidiaries or (ii) have assigned to Company or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Company Owned Intellectual Property Rights.

(f) Section 3.16(f) of the Company Disclosure Letter contains a list of (i) each item of Third Party computer software that is (A) licensed to and actively marketed by the Company or any of its Subsidiaries and (B) material to the Company and it Subsidiaries taken as a whole, and (ii) except as indicated in Section 3.16(f) of the Company Disclosure Letter, the Contracts pursuant to which the foregoing Third Party computer software is licensed to the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns, as part of the Company Owned Intellectual Property Rights, or has acquired, pursuant to a valid license, rights to all Intellectual Property Rights incorporated into the products of the Company or any of its Subsidiaries or otherwise licensed or provided to such customers, in sufficient quantities and of sufficient scope to cover all of the Company’s and its Subsidiaries’ past and current use(s) of such Intellectual Property Rights and those reasonably anticipated to be needed in the businesses of the Company or any of its Subsidiaries, except where the failure to own such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17 Opinion of Financial Advisor. The Company has received the oral opinion of Perella Weinberg Partners LP, to be confirmed in writing (with a copy provided solely for informational purposes to Parent promptly after the Company receives such written confirmation), to the effect that, subject to certain assumptions, limitations and qualifications, as of the date the Board of Directors of the Company approved this Agreement, the Exchange Ratio provided in this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent of any Affiliate of Parent).

Section 3.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. To the Knowledge of the Company, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby.

Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”). No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.20 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of the Company, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations and warranties set forth in the Company Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger occurred on the date hereof.

Section 3.21 Brokers. No broker, investment banker or other Person, other than Perella Weinberg Partners LP, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or other similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. (a) Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated in accordance with Section 7.1 (the “Termination Date”), except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement, (y) as may be consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having dealings with it, in each case in all material respects, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; provided, however, that no action by the Company or any of its Subsidiaries with respect to actions taken in accordance with clauses (i) through (xvi) of this Section 4.1(a) shall be deemed to be a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, and except (x) as may be contemplated, permitted or required by this Agreement, (y) as may be consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Company Disclosure Letter (with specific reference to the applicable subsection below), from and after the date hereof and prior to the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from wholly owned Subsidiaries of the Company to the Company or other wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, or modify or amend any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(ii) (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (1) the grant of Company Stock Options or Unvested Company Shares to employees who are not executive officers or the grant of Stock Units to directors of the Company, in each case in accordance with Section 4.1(a)(ii) of the Company Disclosure Letter and in the ordinary course of business consistent with past practice, or (2) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, upon the settlement of any Stock Units and upon the vesting of any Unvested Company Shares or other awards under the Company Stock Plans, and pursuant to the Company Stock Purchase Plan, in each case, in accordance with their terms, (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, restricted stock, warrants or other shares of capital stock or rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests, plans or agreements governing such interests, as in effect prior to the date of this Agreement;

(iii) (A) amend the Company Charter or the Company Bylaws or (B) amend in any material respect the charter, bylaws or other comparable organizational documents of any Subsidiary of the Company, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or Nasdaq;

(iv) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, Joint Venture, association or other business organization or division thereof, in each case for consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, or (B) otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(v) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(vi) (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person, except for (1) such indebtedness or other obligations incurred pursuant to the Company’s existing revolving credit facility and prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice, which at any time shall not exceed $15,000,000, or (2) indebtedness in replacement of (and of the same principal amount as) the Company’s existing indebtedness, which matures by its terms prior to the Closing Date;

(vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger;

(viii) enter into, adopt or amend any severance plan, retention or change of control plan, program, policy or Contract; Company Plan; Company Employee Agreement; consulting Contract; or Company Stock Plan, except (A) as required by applicable Law, (B) for entry into any severance Contract with (x) any newly-hired employee in connection with the hiring of such employee or (y) any current employee who is not an executive officer as of the date hereof in connection with the termination of employment of such employee, in each case, in the ordinary course of business consistent with past practices, or (C) in the case of any consulting Contract or temporary employee arrangement, as would not result in a material cost to the Company or any of its Subsidiaries;

(ix) (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees, except for increases in accordance with the Company’s fiscal 2010 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (the “Company 2010 Plan”) in the ordinary course of business consistent with past practice in cash compensation of employees of the Company or any of its Subsidiaries who are not executive officers of the Company, or (B) establish, adopt, enter into or, except as may be required to comply with applicable

Law, amend or otherwise take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other compensation or benefit plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, except in the ordinary course of business consistent with past practice, as may be required to comply with applicable Law or as required under such plan, Contract, trust, fund, policy or arrangement;

(x) make or adopt any material change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or the SEC);

(xi) (A) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or compromise any material Action or audit related to Taxes;

(xii) (A) modify, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Company Contract (other than ordinary course credits or discounts given to customers which are not material to the Company and its Subsidiaries taken as a whole), in each case, which is materially adverse to the Company and its Subsidiaries taken as a whole, or (B) waive, release or assign, in any respect, any rights under any Company Contract, which waiver, release or assignment would be materially adverse to the Company and its Subsidiaries taken as a whole;

(xiii) enter into any Contract that is material to the Company and its Subsidiaries taken as a whole with any Third Party (A) that would, after the Effective Time, materially limit or restrict the manner or localities in which Parent and its Subsidiaries may conduct business; or (B) that contains most favored nation pricing or exclusivity provisions or non-solicitation provisions with respect to the employees of such Third Party;

(xiv) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person or capital expenditures, with a value in excess of $7,500,000 in the aggregate, except (A) as contemplated by the Company 2010 Plan, (B) as made in connection with any transaction solely between the Company and any of its Subsidiaries or between Subsidiaries of the Company, (C) for commitments made to customers or clients of the Company in the ordinary course of business consistent with past practice, or (D) letters of credit, bonds or similar instruments provided to landlords, customers or other persons in the ordinary course of business consistent with past practice;

(xv) waive, release, assign, settle or compromise any Action against the Company or any of its Subsidiaries, other than (A) waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries (x) equal to or lesser than the amounts reserved with respect to such specific matter in the Company SEC Documents filed prior to the date of this Agreement or (y) that do not exceed $5,000,000 in the aggregate, (B) in accordance with Section 5.17 or (C) as permitted under clause (A) of Section 4.1(a)(xii); or

(xvi) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

(b) Conduct of Business by Parent. From and after the date hereof and prior to the Effective Time or the Termination Date, except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement or the Framework Agreement, (y) as may be consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers and others having dealings with it, in each case in all material respects, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; provided, however, that no action by Parent or any of its Subsidiaries with respect to actions taken in accordance with clauses (i) through (xv) of this Section 4.1(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, and except (w) as may be required by applicable Law, (x) as may be contemplated, permitted or required by this Agreement or the Framework Agreement, (y) as may be consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 4.1 of the Parent Disclosure Letter (with specific reference to the applicable subsection below), from and after the date hereof and prior to the Effective Time or the Termination Date, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from wholly owned Subsidiaries of Parent to Parent or other wholly owned Subsidiary of Parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, or modify or amend any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(ii) (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (1) the grant of Unvested Parent Shares to employees who are not executive officers in the ordinary course of business consistent with past practice, or (2) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options, and upon the vesting of any Unvested

Parent Shares or other awards under Parent Stock Plans, and pursuant to the Parent Stock Purchase Plan, in each case, in accordance with their terms, (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, restricted stock, warrants or other shares of capital stock or rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests, plans or agreements governing such interests, as in effect prior to the date of this Agreement;

(iii) (A) amend the Parent Charter or the Parent Bylaws or (B) amend in any material respect the charter, bylaws or other comparable organizational documents of any Subsidiary of Parent, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or Nasdaq;

(iv) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, Joint Venture, association or other business organization or division thereof, in each case for aggregate consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, or (B) otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(v) sell, transfer, lease, license (as licensor of Intellectual Property Rights of Parent), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice, that have a fair market value at the time of acquisition in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(vi) (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person, except for (1) such indebtedness or other obligations incurred pursuant to Parent’s existing revolving credit facility and prepayable at any time without premium or penalty, in each case in the ordinary course of business consistent with past practice, which at any time shall not exceed $15,000,000, (2) indebtedness in replacement of (and of the same principal amount as) Parent’s existing indebtedness, which matures by its terms prior to the Closing Date or (3) the Debt Financing or any Alternative Financing;

(vii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger;

(viii) enter into, adopt or amend any severance plan, retention or change of control plan, program, policy or Contract; Parent Plan; Parent Employee Agreement; consulting Contract; or Parent Stock Plan, except (A) as required by applicable Law, (B) for entry into any severance Contract with (x) any newly-hired employee in connection with the hiring of such employee or (y) any current employee who is not an executive officer as of the date hereof in connection with the termination of employment of such employee, in each case, in the ordinary course of business consistent with past practices, or (C) in the case of any consulting Contract or temporary employee arrangement, as would not result in a material cost to Parent or any of its Subsidiaries;

(ix) make or adopt any material change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or the SEC);

(x) (A) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or compromise any material Action or audit related to Taxes;

(xi) (A) modify, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Parent Contract (other than ordinary course credits or discounts given to customers which are not material to Parent and its Subsidiaries taken as a whole), in each case, which is materially adverse to Parent and its Subsidiaries taken as a whole, or (B) waive, release or assign, in any respect, any rights under any Parent Contract, which waiver, release or assignment would be materially adverse to Parent and its Subsidiaries taken as a whole;

(xii) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person or capital expenditures, with a value in excess of $7,500,000 in the aggregate, except (A) as contemplated by Parent’s fiscal 2010 budget and capital expenditure plan and Parent’s fiscal 2011 budget and capital expenditure plan, in each case made available to the Company prior to the date of this Agreement, (B) as made in connection with any transaction solely between Parent and any of its Subsidiaries or between Subsidiaries of Parent, (C) for commitments made to customers or clients of Parent in the ordinary course of business consistent with past practice, or (D) letters of credit, bonds or similar instruments provided to landlords, customers or other persons in the ordinary course of business consistent with past practice;

(xiii) waive, release, assign, settle or compromise any Action against Parent or any of its Subsidiaries, other than (A) waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by Parent or any of its Subsidiaries (x) equal to or lesser than the amounts reserved with respect to such specific matter in the Parent SEC Documents filed prior to the date of this Agreement or (y) that do not exceed $5,000,000 in the aggregate, (B) in accordance with Section 5.17, or (c) as permitted under clause (A) of Section 4.1(b)(xi);

(xiv) (A) solicit or initiate, participate in any discussions or negotiations with respect to, or provide any information to any Third Party in connection with, any Acquisition Candidate Proposal or (B) enter into any letter of intent or agreement in principle or any Contract providing for any Acquisition Candidate Proposal, that in each case of the immediately foregoing clauses (A) and (B) would reasonably be expected to (x) adversely impact or delay Parent in obtaining the Parent Stockholder Approval or the

Debt Financing or (y) otherwise materially impair, delay or prevent the consummation of the Merger, the Coniston Transaction, or any of the other transactions contemplated by this Agreement or the Framework Agreement; or

(xv) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2 No Solicitation With Respect to Company. (a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of (in each case solely in their respective capacities as an officer, director and/or employee of the Company or any of its Subsidiaries), or any financial advisor, attorney, accountant or other advisor or representative (“Representatives”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that could reasonably be expected to lead to a Company Takeover Proposal; (iii) approve, endorse or recommend any Company Takeover Proposal; (iv) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal; or (v) furnish to any Third Party any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Third Party in connection with or in response to any Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit (A) the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal or publicly disclosing the existence of any Company Takeover Proposal to the extent required by applicable Law; provided, however, that (x) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (y) in no event shall the Company or its Board of Directors, or any committee thereof, take, or agree or resolve to take, any action prohibited by Section 5.2(e), or (B) the Company or its Board of Directors, directly or indirectly through any of its officers, directors, employees or Representatives, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (iv) and (v) above in this Section 4.2(a) in response to any unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors, constitutes or is reasonably expected to result in, a Superior Proposal if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (2) such Company Takeover Proposal was not solicited in violation of this Section 4.2, and (3) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement, and (y) the Company provides to Parent in accordance with Section 4.2(b) the information required under Section 4.2(b) to be delivered by the Company to Parent. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this

Agreement that prohibits the Company from providing information to Parent that is required to be provided to Parent under this Section 4.2.

(b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Company Takeover Proposal, or any written request for nonpublic information regarding the Company or any of its Subsidiaries in connection with a Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Company Takeover or request, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Company Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Company Takeover Proposal or with respect to any change to the material terms of any such Company Takeover Proposal. The Company agrees that, subject to restrictions under Laws applicable to the Company and its Subsidiaries, it shall promptly provide to Parent any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and any Third Party, on the other hand, with respect to any Company Takeover Proposal.

Section 4.3 No Solicitation With Respect to Parent. (a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of (in each case solely in their respective capacities as an officer, director and/or employee of Parent or any of its Subsidiaries), or any Representative of, Parent or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Parent Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Parent Takeover Proposal or any proposal that could reasonably be expected to lead to a Parent Takeover Proposal; (iii) approve, endorse or recommend any Parent Takeover Proposal; (iv) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Parent Takeover Proposal; or (v) furnish to any Third Party any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any Third Party in connection with or in response to any Parent Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit (A) Parent or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Takeover Proposal or publicly disclosing the existence of any Parent Takeover Proposal to the extent required by applicable Law; provided, however, that (x) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (y) in no event shall Parent or its Board of Directors, or any committee thereof, take, or agree or resolve to take, any action prohibited by Section 5.2(b), or (B) Parent or its Board of Directors, directly or indirectly through any of its officers, directors, employees or Representatives, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (iv) and (v) above in this Section 4.3(a) in response to any unsolicited bona fide written Parent Takeover Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its outside financial advisors, constitutes or is reasonably expected to result in, a Superior Proposal if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Takeover Proposal would be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (2) such Parent Takeover Proposal was not solicited in violation of this Section 4.3, and (3) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) Parent receives from such Third Party an executed confidentiality agreement with provisions not less favorable to Parent than those contained in the Confidentiality Agreement, and (y) Parent provides to the Company in accordance with Section 4.3(b) the information required under Section 4.3(b) to be delivered by Parent to the Company. Parent agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits Parent from providing information to the Company that is required to be provided to the Company under this Section 4.3.

(b) Parent shall promptly, and in any event no later than twenty-four (24) hours after it receives any Parent Takeover Proposal, or any written request for nonpublic information regarding Parent or any of its Subsidiaries in connection with a Parent Takeover Proposal, advise the Company orally and in writing of such Parent Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Parent Takeover or request, and, (i) if it is in writing, a copy of such Parent Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Parent Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. Parent shall keep the Company informed in all material respects on a prompt basis of the status and details of any such Parent Takeover Proposal or with respect to any change to the material terms of any such Parent Takeover Proposal. Parent agrees that, subject to restrictions under Laws applicable to Parent and its Subsidiaries, it shall promptly provide to the Company any non-public information concerning Parent and its Subsidiaries that Parent provides to any Third Party in connection with any Parent Takeover Proposal which was not previously provided to the Company.

(c) Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives, one the one hand, and any Third Party, on the other hand, with respect to any Parent Takeover Proposal.

Section 4.4 Third Party Standstill Agreements. (a) During the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

(b) During the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, Parent shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Takeover Proposal or standstill agreement to which Parent or any of its Subsidiaries is a party (other than any involving the Company). During such period, Parent agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Joint Proxy Statement. As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Registration Statement and Joint Proxy Statement. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Each of Parent and the Company shall use commercially reasonable efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Registration Statement becomes effective. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable as the Per Share Merger Consideration in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Registration Statement or the Joint

Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and Parent and the Company shall cooperate as appropriate to prepare and promptly file with the SEC an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of the Company. As promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Joint Proxy Statement to its stockholders.

Section 5.2 Stockholder Meetings. (a) Each of the Company and Parent shall take all action necessary in accordance with applicable Laws and (i) the Company Charter and the Company Bylaws, in the case of the Company, and (ii) the Parent Charter and the Parent Bylaws, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to consider (x) in the case of Parent, the Share Issuance (the “Parent Stockholder Meeting”) and (y) in the case of the Company, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholder Meeting” and together with the Parent Stockholder Meeting, the “Stockholder Meetings”). The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their commercially reasonable efforts to hold such meetings on the same day.

(b) Parent shall, through its Board of Directors, recommend that its stockholders approve the Share Issuance, shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Except as otherwise provided in Section 5.2(c) or Section 5.2(d), neither the Board of Directors of Parent nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation in a manner adverse to the Company or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Parent Takeover Proposal (any action described in clause (A) or (B) being referred to as a “Parent Adverse Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Takeover Proposal, the Board of Directors of Parent may, at any time prior to receipt of the Parent Stockholder Approval, effect a Parent Adverse Recommendation Change, if (and only if): (i) a written Parent Takeover Proposal that was not solicited in violation of Section 4.3(a) is made to Parent by a Third Party and such Parent Takeover Proposal is not withdrawn; (ii) the Board of Directors of Parent determines in good faith after consultation with its financial advisors that such Parent Takeover Proposal constitutes a Superior Proposal; (iii) following consultation with its outside legal counsel, the Board of Directors of Parent determines that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (iv) Parent provides the Company five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 4.3(b); (v) during such five Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the immediately foregoing clause (v), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that the Parent Takeover Proposal continues to be a Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws.

(d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, in circumstances not involving or relating to a Parent Takeover Proposal, from effecting a Parent Adverse Recommendation Change in response to the occurrence of a Parent Intervening Event if (and only if): (i) the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws; (ii) Parent has provided to the Company at least five (5) Business Days’ prior written notice describing the Parent Intervening Event and advising the Company that Board of Directors of Parent intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during such five (5) Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company in response to such Parent Intervening Event; and (iv) at the end of the five (5) Business Day period described in the immediately foregoing clause (iii), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of Parent of its fiduciary duties to the stockholders of Parent under applicable Laws. Parent agrees to submit the Share Issuance to its stockholders for approval whether or not the Board of Directors of Parent determines to make a Parent Adverse Recommendation Change.

(e) The Company shall, through its Board of Directors, recommend that its stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Except as otherwise provided in Section 5.2(f) or Section 5.2(g), neither the Board of Directors of the Company nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Company Takeover Proposal (any action described in clause (A) or (B) being referred to as a “Company Adverse Recommendation Change”).

(f) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Takeover Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, effect a Company Adverse Recommendation Change, if (and only if): (i) a written Company Takeover Proposal that was not solicited in violation of Section 4.2(a) is made to the Company by a Third Party and such Company Takeover Proposal is not withdrawn; (ii) the Board of Directors of the Company determines in good faith after consultation with its financial advisors that such Company Takeover Proposal constitutes a Superior Proposal; (iii) following consultation with its outside legal counsel, the Board of Directors of the Company determines that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iv) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 4.2(b); (v) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the foregoing clause (v), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Company Takeover Proposal continues to be a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws.

(g) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Takeover Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence a Company Intervening Event if (and only if): (i) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws; (ii) the Company has provided Parent at least five (5) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the stockholders of the Company under applicable Laws. The Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the Board of Directors of the Company determines to make a Company Adverse Recommendation Change.

Section 5.3 Access to Information. Subject to currently existing contractual restrictions and restrictions under Laws applicable to Parent or to the Company or any of their respective Subsidiaries, as the case may be, each of Parent and the Company shall afford to the other party and to the officers, employees and Representatives of such other party, reasonable access during normal business hours during the period from the date of this Agreement through the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ employees, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and such other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation). All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 12, 2009, between Parent, Manchester and the Company, as amended (the “Confidentiality Agreement”).

Section 5.4 Current Nasdaq Quotation. Each of Parent and the Company shall use its commercially reasonable efforts to continue the quotation of the Parent Common Stock and the Company Common Stock, respectively, on Nasdaq during the term of this Agreement.

Section 5.5 Fees and Expenses. (a) Except as provided in this Section 5.5 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all HSR Act filing fees and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Registration Statement (including the applicable SEC filing fees) shall be divided equally between Parent and the Company.

(b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by Parent pursuant to Section 7.1(b) and, in each case, a Company Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent within two (2) Business Days after the Termination Date by wire transfer of immediately available funds to an account specified in writing by Parent for all Transaction Expenses of Parent; provided, however, that in the case of a termination by Parent pursuant to Section 7.1(b), the Company shall not be required to reimburse Parent such Transaction Expenses if Parent or Merger Sub is then in breach of any of its agreements, representations and warranties contained in this Agreement in a manner that would result in Section 6.2(a) not being satisfied.

(c) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by the Company pursuant to Section 7.1(c) and, in each case, a Parent Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Parent Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then Parent shall (without prejudice to any other rights the Company may have against Parent for breach of this Agreement) reimburse the Company within two (2) Business Days after the Termination Date by wire transfer of immediately available funds to an account specified in writing by the Company for all Transaction Expenses of the Company; provided, however, that in the case of a termination by the Company pursuant to Section 7.1(c), Parent shall not be required to reimburse the Company such Transaction Expenses if the Company is then in breach of any of its agreements, representations and warranties contained in this Agreement in a manner that would result in Section 6.3(a) not being satisfied.

(d) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by Parent pursuant to Section 7.1(b) and, in each case, a Company Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, concurrently with, or within twelve months after, any such Termination Date, a Company Acquisition Transaction is consummated or the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Company Acquisition Transaction or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(g), then, in each of the cases of the immediately foregoing clauses (i) and (ii), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in any event no later than, in the case of clause (i), the earlier to occur of (A) the date on which such Company Acquisition Transaction is consummated and (B) the date on which the Company enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Company Acquisition Transaction or, in the case of clause (ii), two (2) Business Day after such termination; provided, however, that if this Agreement is terminated as described in clause (i) or (ii) of this Section 5.5(d) prior to the Coniston Closing, then the Company shall pay the Termination Fee to Parent only if the Company has received an Acceptance Notice from Parent; provided, further, that if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e) and a Company Takeover Proposal existed between the date hereof and the Termination Date and the Termination Date occurs after the date of the Coniston Closing and, concurrently with, or within twelve months after any such Termination Date, a Company Acquisition Transaction is consummated or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Company Acquisition Transaction, then the Company shall pay to Parent $40,000,000 less the amount of the Termination Fee previously paid by the Company pursuant to this Section 5.5(d) by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made no later than the earlier to occur of (A) the date on which such Company Acquisition Transaction is consummated and (B) the date on which the Company enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Company Acquisition Transaction.

(e) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d)(i) or by the Company pursuant to Section 7.1(c) and, in each case, a Parent Takeover Proposal existed between the date hereof and the Termination Date and, in the case of a termination pursuant to Section 7.1(d)(i), the Parent Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, concurrently with, or within twelve months after any such Termination Date, a Parent Acquisition Transaction is consummated or Parent or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Parent Acquisition Transaction or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(f) or by the Company pursuant to Section 7.1(h), then, in each of the cases of the immediately foregoing clauses (i) and (ii), Parent shall pay to the Company the Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made promptly, but in any event no later than, in the case of clause (i), the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Parent Acquisition Transaction or, in the case of clause (ii), two (2) Business Day after such termination; provided, however, that if this Agreement is terminated as described in clause (i) or (ii) of this Section 5.5(e) prior to the Coniston Closing, then Parent shall pay the Termination Fee to the Company only if Parent has received an Acceptance Notice from the Company; provided, further, that if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(f) and a Parent Takeover Proposal existed between the date hereof and the Termination Date and the Termination Date occurs after the date of the Coniston Closing and, concurrently with, or within twelve months after any such Termination Date, a Parent Acquisition Transaction is consummated or Parent or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Parent Acquisition Transaction, then Parent shall pay to the Company $40,000,000 less the amount of the Termination Fee previously paid by Parent pursuant to this Section 5.5(e) by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made no later than the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Parent Acquisition Transaction.

(f) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(k) or (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d)(i) at a time, in the case of this clause (ii), when (x) the conditions contained in Sections 6.1(c), 6.1(e), and 6.3(c)

have been satisfied (other than, in the case of Section 6.1(c)(ii) or Section 6.1(e), the failure to satisfy such condition as a result of the Coniston Transaction), (y) the failure of the Company to comply in all material respects with Section 5.18(e) has not been the primary cause of the failure of the Coniston Closing to occur, and (z) the Company is not in breach of any of its agreements, representations or warranties contained in this Agreement in a manner as would result in Section 6.3(a) not being satisfied, then, in each of the cases of the immediately foregoing clauses (i) and (ii), Parent shall pay to the Company within two (2) Business Days after the Termination Date the Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company; provided that if this Agreement is terminated as described in clauses (i) or (ii) of this Section 5.5(f) prior to the Coniston Closing, then Parent shall pay the Termination Fee to the Company only if Parent has received an Acceptance Notice from the Company.

(g) For purposes of this Section 5.5, each of the parties hereto acknowledges and agrees that (i) this Agreement may be deemed to be terminated by a party hereto only pursuant to a single subsection of Section 7.1, (ii) in no event shall more than one Termination Fee be payable by a party, and (iii) in the event of any termination of this Agreement by Parent or the Company prior to the Coniston Closing under circumstances where either Parent or the Company (a “Receiving Party”) is entitled to the Termination Fee pursuant to Section 5.5(d), 5.5(e) or 5.5(f), notwithstanding any provision in this Agreement to the contrary, the Receiving Party shall have a period of twenty (20) Business Days commencing on the Termination Date (the “Termination Fee Period”) to determine whether to accept or reject such Termination Fee from the party required under Section 5.5(d), 5.5(e) or 5.5(f) to pay such Termination Fee (the “Paying Party”) by either (A) delivering an Acceptance Notice to the Paying Party prior to the expiration of the Termination Fee Period, in which case the Receiving Party will be deemed to have accepted such Termination Fee and the Paying Party shall pay such Termination Fee to the Receiving Party within two (2) Business Days after receipt of such Acceptance Notice or (B) not delivering to the Paying Party an Acceptance Notice prior to the expiration of the Termination Fee Period or delivering to the Paying Party prior to the expiration of the Termination Fee Period a written notice of the Receiving Party’s rejection of such Termination Fee, which in either case, the Receiving Party shall (x) be deemed to have rejected the payment of such Termination Fee and waived any and all rights to a Termination Fee under this Agreement and (y) be entitled to seek any remedy for a breach of this Agreement at Law, in equity or otherwise; provided, however, that upon payment in full and acceptance by the Receiving Party of such Termination Fee in accordance with the terms of this Agreement, in the event this Agreement is terminated prior to the Coniston Closing, such payment shall be the sole and exclusive remedy (other than for injunctive relief or specific performance as provided in Section 8.7 and other than as provided in the last sentence of Section 5.18(e)) of the Receiving Party and its Affiliates arising out of or relating to this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and the Receiving Party and its Affiliates shall be precluded from any other remedy (or seeking any other remedy) against the Paying Party or its Affiliates for monetary damages arising out of or relating to this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party to enter into this Agreement or any

Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) other than the last sentence of Section 5.18(e). Each of the Company and Parent acknowledges that the agreements contained in Sections 5.5(b), 5.5(c), 5.5(d) 5.5(e), 5.5(f) and this Section 5.5(g) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 5.5(b) or 5.5(d) or Parent fails to promptly pay the amounts due pursuant to Sections 5.5(c), 5.5(e) or 5.5(f) and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as applicable, for any of the amounts set forth in Sections 5.5(b), 5.5(c), 5.5(d), 5.5(e) or 5.5(f), as applicable, the Company shall pay to the Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Sections 5.5(b), 5.5(c), 5.5(d) 5.5(e) and 5.5(f) at the prime rate of JP Morgan Chase Bank, N.A. in effect on the date such payment was required to be made.

(h) For purposes of this Section 5.5, “Company Acquisition Transaction” shall have the meaning ascribed thereto in Article IX, except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Company Takeover Proposal” for purposes of this Section 5.5) and “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Article IX, except that references in such definition to “20%,” “35%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Parent Takeover Proposal” for purposes of this Section 5.5).

Section 5.6 Company Stock Plans and Company Stock Purchase Plan.

(a) As of the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plans shall become and represent an option to purchase the number of shares of Parent Common Stock (a “Substitute Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the Company Stock Option immediately prior to or at the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). Parent and the Company shall take all necessary action to implement and make effective the provisions of this Section 5.6.

(b) As of the Effective Time, all Unvested Share Restrictions, including all repurchase and forfeiture rights held by the Company, with respect to each Unvested Company Share shall be and hereby are assigned to Parent, and the shares of Parent Common Stock issued upon the conversion of the Unvested Company Shares in the Merger shall continue to be unvested and subject to the same Unvested Share Restrictions which applied to such Unvested Company Shares immediately prior to the Effective Time, subject to any acceleration, lapse or other vesting occurring by operation of the Merger (either alone or in connection with any other event). The certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends noting such Unvested Share Restrictions. Parent and the Company shall take all actions necessary to ensure that, from and after the Effective Time, Parent (or its assignee) shall be entitled to exercise the rights held by the Company immediately prior to the Effective Time with respect to all Unvested Share Restrictions.

(c) As of the Effective Time, each Stock Unit shall be adjusted and be converted into a right to receive a number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock subject to such Stock Unit, by (ii) the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6(c), each Stock Unit shall be subject to the Stock Unit Terms effective immediately prior to the Effective Time, subject to any payment, calculation, acceleration, lapse, vesting or other impact occurring by operation of the Merger (either alone or in connection with any other event). Parent and the Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(c).

(d) The Company shall cause, and shall amend the Company Stock Purchase Plan as may be necessary to permit: (i) no new Plan Period (as defined in the Company Stock Purchase Plan) to commence after the date of this Agreement; (ii) all options under the Company Stock Purchase Plan outstanding as of the date of this Agreement to be exercised, to the extent of any accumulated payroll deductions as of the exercise date, on the last Business Day of the Plan Period pending as of the date of this Agreement; and (iii) the Company Stock Purchase Plan to be terminated effectively immediately prior to the Effective Time.

Section 5.7 Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Coniston Transaction (in the case of Parent) and the other transactions contemplated by this Agreement and, in the case of Parent, the Framework Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause (A) the conditions precedent set forth in Article VI to be satisfied, and (B) in the case of Parent, the conditions precedent applicable to Parent set forth in the Framework Agreement to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Subject to the terms and conditions herein provided, and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use commercially reasonable efforts to cooperate with the other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Third Party or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) notify the other promptly upon the receipt of (A) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (B) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made with any Governmental Entity pursuant hereto, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the view of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions proposed hereunder unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Except as otherwise contemplated in this Agreement, each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

(d) To the extent necessary in order to accomplish the objectives described in clause (ii) of Section 5.7(a), Parent and the Company shall use their respective commercially reasonable efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any portion of the business, properties or assets of Parent, the Company or any of their respective Subsidiaries; provided; however, that neither Parent nor the Company, nor any of their respective Subsidiaries, shall offer, take, commit to or accept any action, restrictions or limitations of or on Parent, the Company or any of their respective Subsidiaries without the prior written consent of the other party if such action, restriction or limitation, individually or in the aggregate would, or would reasonably be expected to, result in a Substantial Detriment.

Section 5.8 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of Nasdaq.

Section 5.9 State Takeover Laws. If any Takeover Laws shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such Takeover Laws on the transactions contemplated hereby.

Section 5.10 Indemnification; Directors and Officers Insurance. (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any Contract to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of no less than six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.10.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any Losses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification) in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless

Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall cause the Surviving Corporation to either (i) cause to be obtained a “tail” insurance policy with respect to the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Corporation to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers’ and directors’ liability and fiduciary liability insurance policies expire, are terminated or cancelled during such six (6)-year period or require an annual premium in excess of 300% of the current premium paid by the Company for such insurance (the “Company’s Current Premium”), then Parent shall cause the Surviving Corporation to obtain during each year of such six year period as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Company’s Current Premium. In lieu of the foregoing, the Company may purchase, prior to, on or after the Effective Time, a six-year prepaid D&O Tail Policy in respect of acts or omissions occurring prior to the Effective Time covering each of the Indemnified Parties. Section 5.10(c) of the Company Disclosure Letter sets forth the Company’s Current Premium.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in seeking in good faith to enforce the indemnity and other obligations provided in this Section 5.10 (subject to reimbursement if a court of competent jurisdiction subsequently determines pursuant to a non-appealable order that such Indemnified Party is not entitled to indemnification under this Section 5.10).

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11 Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement (or the Framework Agreement in the case of Parent) to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement (or the Framework Agreement in the case of Parent) not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (or under the Framework Agreement in the case of Parent) or (iii) any Circumstances which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12 Employee Benefit Plans and Agreements. Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to assume and honor all Company Plans and Company Employee Agreements entered into by the Company prior to the date hereof and all Company Stock Plans. Parent further agrees that all employees of the Company who remain in the active employment of the Surviving Corporation (the “Continuing Employees”) shall continue in their existing Company Plans following the Effective Time until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to other employee benefit plans and programs maintained by Parent or Surviving Corporation for employees; provided that, in any event, for a period of at least twelve (12) months from the Closing Date, the Continuing Employees shall receive employee benefits at least substantially equivalent in the aggregate to either (i) the employee benefits provided to similarly situated employees of Parent or (ii) the employee benefits provided by the Company immediately prior to the Effective Time; provided, that in either case equity-based compensation shall be granted pursuant to the Parent Stock Plans and in accordance with Parent’s policies and procedures. Such employee benefits shall be provided without any preexisting conditions limitations or exclusions to the extent no such limitations or exclusions applied as of the Closing to the Continuing Employees under the plans of the Company in which such employees participate immediately prior to the Closing Date and with credit for all annual deductibles and co-payments made under Company employee benefit plans for the covered expenses already incurred by the Continuing Employees for the year in which the Closing occurs. Parent and the Surviving Corporation shall provide the Continuing Employees with credit for all service with the Company under all applicable employee benefit plans, programs and policies, including for purposes of eligibility, waiting periods and vesting (but not benefit accruals other than for vacation and severance) to the same extent such service would have been recognized by the Company under comparable plans immediately prior to the Closing Date, except to the extent such treatment would result in duplicative benefits. Subject to the foregoing provisions of this

Section 5.12, nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any specific Company Plan or Company Stock Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any Company Employee Agreement, except that Parent and the Surviving Corporation shall not terminate the 2010 Corporate Incentive Compensation Plan for Eligible Company Employees or the 2007 Incentive Compensation Plan for Specified Officers (together, the “Company Bonus Plans”) prior to payment of bonuses earned thereunder for 2010; provided, however, that the parties hereto acknowledge and agree that, (x) the Company Bonus Plans will be modified to take into account costs and other consequences of the transactions contemplated by this Agreement and potential loss, if any, of an income tax deduction under 162(m) of the Code resulting from any such modification, and (y) the Company and Parent will cooperate in good faith to develop prior to the Closing Date appropriate revisions to performance goals and/or performance levels and/or measures under the Company Bonus Plans for 2010 that reflect a commercially reasonable approach in providing the incentive compensation awards intended under the Company Bonus Plans. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Plan or any Parent Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee or any other employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 5.12 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing in this Section 5.12, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

Section 5.13 Tax-Free Reorganization Treatment. During the period from the date of this Agreement until the earlier of the Effective Time or the Termination Date, unless the other party shall otherwise agree in writing, neither Parent nor the Company shall, and each of Parent and the Company shall cause their respective Subsidiaries not to, take or fail to take any action which action or failure would be contrary to the representations in the Parent Tax Certificate or the Company Tax Certificate, as the case may be, or to take any action or fail to take any action which would, to its knowledge, jeopardize the Intended Tax Treatment.

Section 5.14 Nasdaq. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Effective Time. The Surviving Corporation shall use its commercially reasonable efforts to cause its shares of common stock to no longer be quoted on Nasdaq and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15 Certain Corporate Governance and Other Matters. (a) On or prior to the Effective Time, Parent shall take all action necessary to cause (i) the Parent Charter to be amended and restated in the form attached hereto as Exhibit D and (ii) the Parent Bylaws to be amended and restated in the form attached hereto as Exhibit E.

(b) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause at the Effective Time (i) the number of directors constituting the Board of Directors of Parent as of the Effective Time to be nine (9) (if, at the Effective Time, Manchester has the right to nominate one (1) director of Parent pursuant to Section 3.1 of the Relationship Agreement) or ten (10) (if, at the Effective Time, Manchester has the right to nominate two (2) directors of Parent pursuant to Section 3.1 of the Relationship Agreement) and (ii) the Board of Directors of Parent as of the Effective Time to be composed as follows: (A) four (4) directors designated by Parent prior to the Effective Time (one of whom shall be the Chief Executive Officer of Parent immediately prior to the Effective Time and three (3) of whom shall meet the independence standards of Nasdaq with respect to Parent); (B) three (3) directors designated by the Company immediately prior to the Effective Time (one of whom shall be the President and Chief Executive Officer of the Company immediately prior to the Effective Time and two (2) of whom shall meet the independence standards of Nasdaq with respect to Parent); (C) such number of directors designated by Manchester in accordance with the Relationship Agreement; and (D) one (1) director who meets the independence standards of Nasdaq with respect to Parent designated in accordance with Exhibit F (the “Independent Director”).

(c) Parent shall take all actions as may be necessary to cause at the Effective Time each of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors of Parent as of the Effective Time to be composed of a majority of Parent-designated directors (and, for the avoidance of doubt, a Manchester-designated director shall not constitute a Parent-designated director) and at least one (1) Company-designated director.

(d) Prior to the Effective Time, Parent shall take all corporate actions as may be necessary to cause, effective as of the Effective Time: (i) the President and Chief Executive Officer of the Company as of immediately prior the Effective Time to (A) serve as the Chairman of Parent for a period of three (3) years following the Effective Time (subject to being elected as a director by the stockholders of Parent on an annual basis), (B) operate as a member of the senior management team of the Combined Company during the term of the Chairman Agreement, and (C) have such duties and responsibilities as shall be determined by the Board of Directors of the Combined Company in accordance with the Bylaws of the Combined Company and the Chairman Agreement; and (ii) the Chief Executive Officer of Parent as of immediately prior to the Effective Time to (A) remain as the Chief Executive Officer of Parent; and (B) serve as a director of Parent for a period of three (3) years following the Effective Time (subject to being elected as a director of Parent by the stockholders of Parent on an annual basis). Parent shall use its commercially reasonable efforts to cause the President and Chief Executive Officer of the Company and the Chief Executive Officer of Parent as of immediately prior to the Effective Time to be elected as a director of Parent at each of the next three annual meetings of the stockholders of Parent occurring after the Effective Time.

(e) Prior to the Effective Time, Parent and the Company shall discuss in good faith and agree upon an appropriate rebranding strategy for the Combined Company.

Section 5.16 Section 16 Matters. The Board of Directors of the Company and the Board of Directors of Parent shall each, prior to the Effective Time, to the extent permitted by law, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including pursuant to substitute awards granted pursuant to Section 5.6) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

Section 5.17 Transaction Litigation. Parent and the Company shall promptly advise each other orally and in writing of any Action commenced after the date of this Agreement against Parent or the Company, as the case may be, or any of their respective directors by any stockholder, relating to this Agreement, the Framework Agreement, the Merger, the Coniston Transaction or any of the other transactions contemplated this Agreement or the Framework Agreement, and shall keep each other reasonably informed regarding any such Action. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to (i) without the prior consultation with Parent and (ii) in the event such settlement would reasonably be expected to have a Company Material Adverse Effect, without the prior written consent of Parent. Parent shall give the Company the opportunity to participate in the defense or settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement, the Framework Agreement, the Merger, the Coniston Transaction or any of the other transactions contemplated by this Agreement, and no such settlement shall be agreed to (i) without prior consultation with the Company and (ii) in the event such settlement would reasonably be expected to have a Parent Material Adverse Effect, without prior written consent of the Company. Without limiting in any way the parties’ obligations under this Section 5.17, each of Parent and the Company shall cooperate, shall cause its respective Subsidiaries, as applicable, to cooperate, and shall use its commercially reasonable efforts to cause its directors, officers, employees and Representatives to cooperate in the defense of such litigation.

Section 5.18 Coniston Transaction. (a) Parent shall deliver the Launch Demand in accordance with, and subject to the terms of, Section 2.2(e) of the Framework Agreement as promptly as practicable after Parent is entitled to do so. Parent shall not permit any amendment or modification to be made to, or any waiver of, any provision or remedy under any of the Transaction Documents, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), other than any waiver provided to avoid termination of this Agreement by the Company pursuant to Section 7.1(k)(iii). Parent shall keep the Company informed in all material respects on a prompt basis of the status of the Coniston Transaction, including by delivering to the Company copies of any written notices Parent receives from Manchester pursuant to the Framework Agreement and the transactions contemplated thereby promptly after Parent receives such written notices. Prior to (x) exercising any right of termination under the Framework Agreement or (y) entering into any agreement with Manchester to terminate the Framework Agreement, Parent shall provide the Company with written notice thereof, including a reasonably detailed description of the reason for such termination, and shall make available to the Company, for a period of five (5) Business Days prior to any such termination, the executive officers of Parent to discuss the reason for such termination. Parent shall not terminate the Framework Agreement pursuant to Section 8.1(a)(vi) of the Framework Agreement without the prior written consent of the Company. Parent shall provide the Company with the opportunity to review and comment on the Information Statement to be filed pursuant to Section 14(c) of the Exchange Act with respect to the approval of certain transactions contemplated by the Framework Agreement by the stockholders of Parent (the “Information Statement”) prior to filing the Information Statement with the SEC. The parties understand and agree that the Information Statement may be a part of the Registration Statement and the Joint Proxy Statement. Without limiting the foregoing, Parent shall notify the Company promptly upon the receipt of any comments from Governmental Entity and of any request by any Governmental Entity for amendments or supplements to the form of Circular or the Information Statement. Parent shall supply the Company with copies of all correspondence Parent receives between Manchester or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, related to Parent, any of the Transaction Documents or the transactions contemplated thereby or that discloses information that would reasonably be expected to materially affect the timing or the ability to consummate such transactions. Prior to responding to any such comments or requests or the filing or transmission of the form of Circular or the Information Statement, Parent shall use its commercially reasonable efforts to provide the Company with a reasonable opportunity to review and comment on any drafts of the Circular and shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Information Statement, as the case may be, and all related correspondence Parent receives between Manchester or any of its Representatives, on the one hand, and any Governmental Entity, on the other hand, in each case related to Parent, any of the Transaction Documents or the transactions contemplated thereby or that discloses information that would reasonably be expected to materially affect the timing or the ability to consummate such transactions, and shall give reasonable consideration to all comments proposed by the Company with respect to such sections.

(b) During the period from the date of the Framework Agreement to the earlier of (i) the date of the Coniston Closing and (ii) the date on which the Framework Agreement is terminated, (A) Parent shall pay, or cause to be paid, the commitment fees specified in the Debt Financing Commitments as and when due and shall use commercially reasonable efforts to comply with its obligations and enforce its rights under the Debt Financing Commitments in a timely manner including if necessary taking legal action in connection therewith to the extent commercially reasonable, (B) without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not agree to any material amendment or modification to the Debt Financing Commitments, or any waiver of any provision or remedy thereunder, if such amendment, modification, waiver or remedy adds new (or adversely modifies existing) conditions to the consummation of the financings contemplated by the Debt Financing Commitments or reduces the aggregate amount of such financing in any material respect (without a corresponding increase in another portion of such financing); provided that Parent may amend or modify the Debt Financing Commitments (1) to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Financing Commitments as of the date hereof or (2) otherwise so long as the terms would not, taken as a whole, adversely impact the ability of Parent to consummate the transactions contemplated by the Framework Agreement, (C) if any portion of the financing under the Debt Financing Commitments becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its commercially reasonable efforts to arrange for the unavailable portion of such financing to be provided from alternative sources as promptly as practicable in an amount sufficient to consummate the Coniston Transactions and the Contingent Repurchase (the “Alternative Financing”); provided that Parent shall not be required to enter into any financing arrangements on terms that, taken as a whole, are less favorable to Parent in any material respect than those contemplated by the Debt Financing Commitments and (D) Parent shall keep the Company reasonably and promptly informed with respect to all material activity concerning the status of the financing contemplated by the Debt Financing Commitments and shall give prompt notice to the Company of any material adverse change with respect to such financing of which Parent becomes aware. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within two (2) Business Days, if at any time (x) the Debt Financing Commitments shall expire or be terminated for any reason, (y) the Lenders notify Parent that they no longer intend to provide part or all of the financing contemplated by the Debt Financing Commitments to Parent on the terms set forth therein or (z) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Debt Financing Commitments on the terms described therein. Except for the transactions contemplated by this Agreement and the Transaction Documents, Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company (which consent shall not be unreasonably withheld), enter into any transaction, including any merger, acquisition, Joint Venture, disposition, lease, Contract or debt or equity financing, which transaction at the time of such transaction is reasonably expected to materially impair, delay or prevent consummation of the financing contemplated by the Debt Financing Commitments.

(c) In the event of clause (y) of Section 5.18(b), until the Effective Time or the earlier termination of this Agreement in accordance with Section 7.1, (i) Parent shall notify the Company promptly and (ii) Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event, on terms that (A) are no less favorable in any material respect to Parent and Merger Sub taken as a whole than those contemplated by the Debt Financing Commitments, (B) do not impose, in any material respect, or adversely change, any conditions other than those contemplated by the Debt Financing Commitments, and (C) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Coniston Transaction or the transactions contemplated by this Agreement on or before the Outside Date. Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitments or any Alternative Financing commitments, as promptly as practicable but in any event on or before the Outside Date, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) (A) on the terms and conditions contained in the Debt Financing Commitments or any Alternative Financing commitments or (B) on other terms and conditions that (1) are no less favorable in any material respect to Parent and Merger Sub taken as a whole than those contemplated by the Debt Financing Commitments, (2) do not impose any new or additional conditions or adversely change any existing conditions to the receipt of the Debt Financing as set forth in the Debt Financing Commitments and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Coniston Transaction or the transactions contemplated by this Agreement on or before the Outside Date and (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in Debt Financing Agreements that are within their control.

(d) Parent and Merger Sub shall, and shall use their commercially reasonable efforts to cause their Representatives to, comply in all material respects with the terms of the Debt Financing Commitments, any Alternative Financing commitment, the Debt Financing Agreements and any related fee and engagement letters. Parent shall (i) furnish to the Company true, complete, correct and executed copies of the Debt Financing Agreements (other than the fee letter, which shall be provided in redacted form) promptly upon their execution and (ii) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Debt Financing or any alternative financing, as applicable.

(e) The Company shall provide to Parent, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Secondary Offering, the Debt Financing or any Alternative Financing, including using commercially reasonable efforts to (i) cause appropriate executive officers and employees of the Company (A) to provide reasonable participation in a reasonable number of meetings, presentations, road shows and due diligence sessions with rating agencies and prospective investors, (B) to provide reasonable and customary management and legal representations to auditors and (C) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (ii) otherwise reasonably cooperate with the marketing efforts of the underwriters for the Secondary Offering or any informational undertakings with respect to the Debt Financing or any Alternative Financing, (iii) furnish Parent promptly with all reasonable and customary financial information regarding the Company and its Subsidiaries as shall exist (or if not existing, using commercially reasonable efforts to prepare such reasonable and customary financial information) and as may be reasonably requested by Parent, (iv) obtain customary comfort letters from the auditors of the Company and consent from such auditors for use of any of their audit reports (including by including such reports in any offering or information documents for the Secondary Offering) and SAS 100 reviews, and (v) obtain customary legal opinions or other certificates or documents as may reasonably be requested by Parent, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched. If this Agreement is terminated prior to the Effective Time, Parent shall (x) upon request by the Company, promptly reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation provided pursuant to this Section 5.18(e); provided that the Company shall use its commercially reasonable efforts to furnish Parent with notice prior to incurring costs in excess of $150,000 in the aggregate and (y) indemnify, defend and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees and Representatives from and against any and all Losses suffered or incurred by them in connection with Third Party claims arising out of such cooperation, except with respect to information provided by the Company or contained in the Company SEC Documents.

(f) Nothing contained in this Section 5.18 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing or any Alternative Financing prior to the Effective Time. Nothing contained in this Section 5.18 shall require the Company to pay any Transaction Expenses related to the Debt Financing, any Alternative Financing or the Secondary Offering.

Section 5.19 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.20 Debt Retirement. At or prior to the Closing, the Company shall repay and discharge, or cause to be repaid and discharged, all indebtedness outstanding under, and terminate, the Company Credit Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (other than the conditions set forth in Section 6.1(a)(ii) and Section 6.1(f) which may not be waived) by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable rules of Nasdaq, applicable Law and the Parent Charter and the Parent Bylaws.

(b) Quotation of Stock. The Parent Common Stock issuable in the Merger shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

(c) Certain Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(ii) All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Parent Material Adverse Effect (assuming the

Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

(e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger and no Governmental Entity shall have instituted any proceeding that is pending seeking such an Order.

(f) Coniston Transaction. The Coniston Closing shall have occurred.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) Each of Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; (ii) the representations and warranties of Parent and Merger Sub contained in Section 2.8(a)(v) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (iii) each of the representations and warranties of Parent and Merger Sub contained in Section 2.2(a) (Capital Structure), Section 2.3 (Authority), Section 2.6 (Registration Statement and Joint Proxy Statement) and Section 2.18 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and (iv) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in the preceding clauses (ii) and (iii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Parent Material Adverse Effect or reasonably be likely to materially adversely affect the ability of Parent and Merger Sub to effect the Merger in accordance with this Agreement.

(b) Tax Opinion. The Company shall have received an opinion of King & Spalding LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, King & Spalding LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations in the Parent Tax Certificate and representations in the Company Tax Certificate.

(c) Parent Material Adverse Effect. Except as set forth in Section 6.2(c) of the Parent Disclosure Letter or in the Parent SEC Disclosure, since the date of this Agreement, there shall not have been any Circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(c).

Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; (ii) the representations and warranties of the Company contained in Section 3.8(a)(v) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (iii) each of the representations and warranties of the Company contained in Section 3.2(a) (Capital Structure), Section 3.3 (Authority), Section 3.6 (Registration Statement and Joint Proxy Statement) and Section 3.18 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and (iv) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the preceding clauses (ii) and (iii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Company Material Adverse Effect or reasonably be likely to materially adversely affect the ability of the Company to effect the Merger in accordance with this Agreement.

(b) Tax Opinion. Parent shall have received an opinion of Sidley Austin LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations in the Parent Tax Certificate and representations in the Company Tax Certificate.

(c) Company Material Adverse Effect. Except as set forth in Section 6.3(c) of the Company Disclosure Letter or in the Company SEC Disclosure, since the date of this Agreement, there shall not have been any Circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 6.3(a) not being satisfied (a “Terminating Company Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from Parent of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail);

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 6.2(a) not being satisfied (a “Terminating Parent Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from the Company of such Terminating Parent Breach is received by Parent (such notice to describe such Terminating Parent Breach in reasonable detail);

(d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on December 16, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the Outside Date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or other action to have been enacted, issued, promulgated, enforced or entered or (B) that did not use commercially reasonable efforts to have such Order or other action vacated prior to its becoming final and non-appealable;

(e) by either Parent or the Company if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(f) by Parent or the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if Parent has not complied with its obligations under Sections 4.3, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

(g) by Parent if: (i) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change; (ii) the Board of Directors of the Company or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Company Takeover Proposal other than recommending rejection of such Company Takeover Proposal; (iii) the Board of Directors of the Company or any committee thereof shall have failed to include the Company Recommendation in the Joint Proxy Statement distributed to stockholders; or (iv) the Board of Directors of the Company or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following a Company Takeover Proposal (which request may only be made once with respect to such Company Takeover Proposal absent further material changes in such Company Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of the Company to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of the Company;

(h) by the Company if: (i) the Board of Directors of Parent or any committee thereof shall have effected a Parent Adverse Recommendation Change; (ii) the Board of Directors of Parent or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Parent Takeover Proposal other than recommending rejection of such Parent Takeover Proposal; (iii) the Board of Directors of Parent or any committee thereof shall have failed to include the Parent Recommendation in the Joint Proxy Statement distributed to stockholders; (iv) the Board of Directors of Parent or any committee thereof shall have refused to affirm publicly its recommendation of the Share Issuance following any written request by the Company to provide such reaffirmation following a Parent Takeover Proposal (which request may only be made once with respect to such Parent Takeover Proposal absent further material changes in such Parent Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Parent Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of Parent to comply with such request within such time period, in which case Parent shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of Parent; or (v) the Board of Directors of Manchester or any committee thereof shall have refused to affirm publicly its recommendation of the Coniston Transaction or the Contingent Repurchase following any written request by the Company to provide such reaffirmation following a Parent Takeover Proposal (which request may only be made once with respect to such Parent Takeover Proposal absent further material changes in such Parent Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the date of the meeting of Manchester’s shareholders to consider the Coniston Transaction and the Contingent Repurchase, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Board of Directors of Manchester to comply with such request within such time period, in which case Manchester shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Board of Directors of Manchester;

(i) by the Company if since the date of this Agreement there shall have been a Parent Material Adverse Effect (except to the extent disclosed in Section 6.2(c) of the Parent Disclosure Letter or the Parent SEC Disclosure) and such Parent Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent;

(j) by Parent if since the date of this Agreement there shall have been a Company Material Adverse Effect (except to the extent disclosed in Section 6.3(c) of the Company Disclosure Letter or the Company SEC Disclosure) and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; or

(k)(i) by Parent or the Company if the Framework Agreement shall have been terminated in accordance with its terms; (ii) by the Company if (A) the Board of Directors of Manchester (or a duly appointed committee thereof) (x) does not recommend that Manchester’s shareholders approve the Coniston Transaction and the Contingent Repurchase or statements of such recommendation are not included in the Circular or (y) shall have effected a Shareholder Adverse Recommendation Change (as defined in the Voting Agreement) or (B) the Manchester Shareholder Approval shall not have been obtained at the Manchester Shareholder Meeting (as defined in the Framework Agreement), or any adjournment or postponement thereof at which the final vote thereon was taken; or (iii) by the Company with ten (10) days prior written notice to Parent at any time after the expiration of fifty (50) days after the date on which Manchester or Parent shall have the right under the Framework Agreement to provide written notice to the other stating its intention to terminate the Framework Agreement pursuant to Section 8.1(a)(iii) or Section 8.1(a)(iv), as applicable, of the Framework Agreement unless prior to the expiration of such ten (10) day period the basis for such notice of termination has been cured or irrevocably waived in writing.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.5, the last sentence of Section 5.18(e) and the entirety of Article VIII, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, subject to Section 8.11, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may, subject to Section 8.11, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived (other than the conditions set forth in Section 6.1(a)(ii) and Section 6.1(f) which may not be waived). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to

Allscripts-Misys Healthcare Solutions, Inc.

222	Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: General Counsel

Facsimile No.: (312) 506-1208

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Frederick C. Lowinger

        Gary D. Gerstman

Facsimile No.: (312) 853-7036

(b) if to the Company, to

Eclipsys Corporation

Three Ravinia Drive

Atlanta, GA 30348

Attention: General Counsel

        Chief Financial Officer

Facsimile No.: (404) 847-5777

with a copy to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Attention: John D. Capers, Jr.

        C. William Baxley

Facsimile No.: (404) 572-5133

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or e-mailed signature pages), any one of which need not contain the signatures of more than one party, but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, except for the provisions of Section 5.10 (which upon the Effective Time are intended to benefit the parties indemnified thereunder), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.7 Specific Performance; Submission To Jurisdiction; Venue. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Parent and the Company hereby consent to service being made through the notice procedures set forth in Section 8.2 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.11 Actions and Disputes. Notwithstanding any other provision of this Agreement, at any time after the date hereof and prior to the Coniston Closing, in the event that there is any (a) action or determination to be made by Parent hereunder, (b) Action between Parent or Merger Sub, on the one hand, and the Company, on the other hand, or (c) disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement) by Parent or Merger Sub against the Company, or by the Company against Parent or Merger Sub, and in each of the cases of the foregoing clauses (a), (b) and (c), the approval of the Board of Directors of Parent or any committee thereof would be required, all actions or determinations of Parent relating to any such Action or demand (including all determinations by Parent whether to institute, compromise or settle any such Action or demand and all determinations by Parent relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Board of Directors of Parent.

ARTICLE IX

DEFINITIONS

Section 9.1 Definitions. (a) In this Agreement, the following terms have the meanings specified or referred to in this Section 9.1 and shall be equally applicable to both the singular and plural forms.

“Acceptance Notice” means a written notice delivered to the Paying Party by the Receiving Party during the Termination Fee Period accepting payment of the Termination Fee and which shall be deemed irrevocable upon delivery by the Receiving Party.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

“Acquisition Candidate Proposal” means any transaction or series of related transactions other than the Merger or as contemplated by the Framework Agreement involving: (i) any acquisition or purchase from Parent, Manchester or both of Parent and Manchester by any Third Party of more than 20% but less than 35% of the total outstanding voting securities of Parent or any of its Subsidiaries; or (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% but less than 35% of the total outstanding voting securities of Parent or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

“Chairman Agreement” means the Employment Agreement, dated as of the date hereof, by and between Parent and Philip M. Pead.

“Circular” has the meaning given to such term in the Framework Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Parent, Parent’s Subsidiaries, the Company and the Company’s Subsidiaries, taken as a whole, combined in the manner intended by the parties pursuant to this Agreement.

“Company Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (i) any acquisition or purchase from the Company by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of its Subsidiaries.

“Company Credit Agreement” means the Credit Agreement, dated August 26, 2008, by and among the Company, certain lenders and Wachovia Bank, National Association, as Administrative Agent, as it may be amended from time to time (subject to Section 4.1(a)).

“Company Employee Agreement” means each management, employment, severance, change of control, retention, or material consulting Contract between the Company, or any ERISA Affiliate, and any current employee, director, officer or consultant of the Company or any ERISA Affiliate other than standard offer letters used in the Company’s ordinary course of business that do not provide for severance or other payments after termination of employment, acceleration of any equity award or for benefits other than those provided under the Company Plans.

“Company Intervening Event” means an event or circumstance material to the Company and its Subsidiaries, taken as a whole (other than an increase in the market price of the Company Common Stock, or any event or circumstance resulting from a breach of this Agreement by the Company or its Subsidiaries), occurring or arising after the date hereof that was neither known to the Board of Directors of the Company at such time nor reasonably foreseeable as of the date hereof, which event or circumstance becomes known to the Board of Directors of the Company prior to the Company obtaining the Company Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof constitute a Company Intervening Event, (ii) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Company Intervening Event, and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent or any of its Subsidiaries, or the market price of Parent Common Stock (in and of itself), constitute a Company Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had a Parent Material Adverse Effect.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development (any one or more of which is referred to in this definition as a “Circumstance” and collectively as “Circumstances”) that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Company is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company operates; (ii) any Circumstances generally affecting the industries in which the Company or its Subsidiaries operate, except to the extent the Company is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Framework Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Company or any of its Subsidiaries set forth in Section 9.1 of the Company Disclosure Letter, other than as a result of the valid termination by a customer or client of any written Contract due to the breach by the Company or any of its Subsidiaries of its obligations under any written Contract to license material Company Owned Intellectual Property Rights or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by the Company to meet any analysts’ revenue or earnings projections or Company guidance, in and of themselves, or any failure by the Company to meet any of the Company’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Company Common Stock, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of this Agreement by Parent or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Parent or Merger Sub with respect to the Coniston Transaction.

“Company Non-Voting Common Stock” means the shares of non-voting stock of the Company, par value $0.01 per share.

“Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, material fringe benefit, insurance or other compensation or benefit plan, arrangement, program, policy or understanding, in each case established or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has contributed or otherwise may have any liability.

“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.01 per share.

“Company Stock Option” means an option to purchase shares of the Company Common Stock, other than pursuant to the Company Stock Purchase Plan.

“Company Stock Plan” means (i) the Amended and Restated 1999 Stock Incentive Plan of the Company, (ii) the Amended and Restated 2000 Stock Incentive Plan of the Company, (iii) the 2005 Stock Incentive Plan of the Company, (iv) the Amended and Restated 2005 Inducement Grant Stock Incentive Plan of the Company, (v) the 2008 Omnibus Incentive Plan of the Company and (vi) the Inducement Grant Omnibus Incentive Plan.

“Company Stock Purchase Plan” means the 2005 Employee Stock Purchase Plan of the Company.

“Company Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Company Acquisition Transaction.

“Company Tax Certificate” means the certificate in the form attached hereto as Exhibit H to be delivered by the Company pursuant to Sections 6.2(b) and 6.3(b).

“Coniston Closing” has the meaning given to such term in the Framework Agreement.

“Contingent Repurchase” has the meaning given to such term in the Framework Agreement.

“Contingent Repurchase Closing” has the meaning given to such term in the Framework Agreement.

“Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

“Effective Time” means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act.

“Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

“Knowledge of the Company” means the actual knowledge of the individuals identified in Schedule A of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals identified in Schedule A of the Parent Disclosure Letter.

“Launch Demand” has the meaning given to such term in the Framework Agreement.

“Law” means any applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted.

“Losses” means all losses, liabilities, damages, obligations, fines, penalties, judgments, equitable relief granted, settlements, awards, offsets and reasonable expenses incurred in connection with defending any third-party indemnification claim, action, suit or proceeding to the extent arising out of any matter indemnified against herein, including court filing fees, court costs, arbitrations fees or costs, witness fees and reasonable fees and disbursements of counsel, expert witnesses, accountants and other professionals; provided, however, that in the case of clause (y) of Section 5.18(e), “Losses” shall not include any internal administrative or overhead costs and expenses.

“Order” means any judgment, order, award, preliminary or permanent injunction or decree of any Governmental Entity.

“Parent Acquisition Transaction” means any transaction or series of related transactions other than the Merger or as contemplated by the Framework Agreement involving: (i) any acquisition or purchase from Parent, Manchester or both of Parent and Manchester by any Third Party of 35% or more of the total outstanding voting securities of Parent or any of its Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 35% or more of the total outstanding voting securities of Parent or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of Parent or any of its Subsidiaries.

“Parent Employee Agreement” means each management, employment, severance, change of control, retention, or material consulting Contract between Parent, or any ERISA Affiliate, and any current employee, director, officer or consultant of Parent or any ERISA Affiliate other than standard offer letters used in Parent’s ordinary course of business that do not provide for severance or other payments after termination of employment, acceleration of any equity award or for benefits other than those provided under the Parent Plans.

“Parent Intervening Event” means an event or circumstance material to Parent and its Subsidiaries, taken as a whole (other than an increase in the market price of the Parent Common Stock, or any event or circumstance resulting from a breach of this Agreement by

Parent or its Subsidiaries), occurring or arising after the date hereof that was neither known to the Board of Directors of Parent at such time nor reasonably foreseeable as of the date hereof, which event or circumstance becomes known to the Board of Directors of Parent prior to Parent obtaining the Parent Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Parent Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof constitute a Parent Intervening Event, (ii) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Parent Intervening Event, and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company or any of its Subsidiaries, or the market price of Company Common Stock (in and of itself), constitute a Parent Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had a Company Material Adverse Effect.

“Parent Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, a “Parent Material Adverse Effect”: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent Parent is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Parent operates; (ii) any Circumstances generally affecting the industries in which Parent or its Subsidiaries operate, except to the extent Parent is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Parent operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Framework Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Framework Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of Parent or any of its Subsidiaries set forth in Section 9.1 of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written Contract due to the breach by Parent or any of its Subsidiaries of its obligations under any written Contract to license material Parent Owned Intellectual Property Rights or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by Parent to meet any analysts’ revenue or earnings projections or Parent guidance, in and of themselves, or any failure by Parent to meet any of Parent’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Parent Common Stock, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Parent Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of this Agreement by the Company or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Parent or Merger Sub with respect to the Coniston Transaction.

“Parent Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, material fringe benefit, insurance or other compensation or benefit plan, arrangement, program, policy or understanding, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.01 per share.

“Parent Stock Option” means an option to purchase shares of Parent Common Stock.

“Parent Stock Plan” means the Allscripts Healthcare Solutions, Inc. 1993 Stock Incentive Plan and the Allscripts Healthcare Solutions, Inc. 2001 Non-Statutory Stock Option Plan.

“Parent Stock Purchase Plan” means the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan.

“Parent Stock Unit” means a restricted or deferred stock unit awarded by Parent under a Parent Stock Plan.

“Parent Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Parent Acquisition Transaction.

“Parent Tax Certificate” means the certificate in the form attached hereto as Exhibit G to be delivered by the Company pursuant to Sections 6.2(b) and 6.3(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity (as hereinafter defined), trust or unincorporated organization.

“Relationship Agreement” means the Relationship Agreement between Manchester and the Company dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009, as such agreement may be amended from time to time.

“Secondary Offering” has the meaning given to such term in the Framework Agreement.

“Stock Unit” means a restricted, deferred or performance stock unit awarded by the Company under a Company Stock Plan.

“Stock Unit Terms” means the terms and conditions applicable to Stock Units under the applicable Company Stock Plan.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

“Substantial Detriment” means any effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of Parent, the Company and/or the Combined Company if such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on Parent and its Subsidiaries, taken as a whole (including, for purposes of this determination, any effect of any division, Subsidiaries, interest, business, product line, asset, property or result of operations of the Company and/or the Combined Company as if it were applied to a comparable amount of interest, business, properties, financial condition or results of operations of Parent) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.

“Superior Proposal” means, with respect to Parent or the Company, as the case may be, an unsolicited, bona fide written Parent Takeover Proposal or Company Takeover Proposal, as applicable, to acquire at least (a) 50% of the outstanding voting securities of Parent or the Company, as applicable, or (b) 50% of the assets of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as applicable, in each case on terms that, in the reasonable good faith judgment of the Board of Directors of Parent or the Board of Directors of the Company, as applicable, after consultation with its outside financial advisors and its outside legal counsel, is more favorable to the stockholders of Parent or the stockholders of the Company, as applicable, than the Merger and the other transactions contemplated by this Agreement, taking into account any proposal by Parent or the Company, as applicable, to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors, including terms, conditions, timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal, and the Person making such proposal, deemed relevant by the Board of Directors of Parent or the Board of Directors of the Company, as applicable.

“Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed, or actually filed, with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” means $17,675,000; provided, however, that, if the Termination Date occurs after the date of the Coniston Closing, then, unless this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), the Termination Fee shall mean $40,000,000; provided, further, that the amount of any Transaction Expenses, if any, previously paid pursuant to Section 5.5(b) or Section 5.5(c), as the case may be, shall be deducted from the amount of the Termination Fee by the party required to pay the Termination Fee.

“Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and is Affiliates.

“Transaction Documents” has the meaning given to such term in the Framework Agreement.

“Transaction Expenses” means all documented fees and expenses incurred or paid by or on behalf of Parent or any Subsidiary of Parent or the Company or any Subsidiary of the Company, as the case may be, in connection with the Merger or the other transactions contemplated by this Agreement or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, experts and consultants; provided, however, that, in the case of Parent, the term “Transaction Expenses” shall not include any fees or expenses incurred or paid by Parent or any Subsidiary of Parent to the extent related to the Framework Agreement or any of the agreements (other than this Agreement) or transactions (other than the Merger) contemplated by the Framework Agreement (including the Coniston Transaction); and provided, further, the amount required under Section 5.5 to be reimbursed in respect of Transaction Expenses by Parent or the Company shall not exceed, in either case, $5,000,000 in the aggregate.

“Unvested Company Share” means each outstanding share of Company Common Stock issued under a Company Stock Plan or otherwise which is subject to any Unvested Share Restrictions.

“Unvested Parent Share” means each outstanding share of Parent Common Stock issued under a Parent Stock Plan or otherwise which is subject to any Unvested Share Restrictions.

“Unvested Share Restrictions” means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to an Unvested Company Share or an Unvested Parent Share.

(b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section
Agreement	Introduction
Alternative Financing	5.18(b)
Blue Sky Laws	2.4
Certificate of Merger	1.2
Certificates	1.5(c)
Closing	1.15(a)
Closing Date	1.15(a)
Company	Introduction
Company 2010 Plan	4.1(a)(ix)
Company Adverse Recommendation Change	5.2(e)
Company Bonus Plans	5.12(e)
Company Business Personnel	3.15
Company Bylaws	1.15(d)(ii)
Company Charter	1.15(d)(ii)
Company Common Stock	Recitals
Company Contract	3.12
Company Disclosure Letter	Article III
Company Foreign Benefit Plan	3.13(e)
Company Owned Intellectual Property Rights	3.16(d)
Company Permits	3.9
Company Recommendation	3.3
Company SEC Disclosure	Article III
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.19
Company Stockholder Meeting	5.2(a)
Company Top 100 Customer	3.12(a)
Company Voting Undertakings	Recitals
Company’s Current Premium	5.10(d)
Confidentiality Agreement	5.3
Coniston Transaction	Recitals
Constituent Corporations	Introduction
Continuing Employees	5.12
D&O Tail Policy	5.10(c)
Debt Financing	2.23(b)
Debt Financing Agreements	5.18(c)
Debt Financing Commitments	2.23(b)
Debt Financing Conditions	5.18(c)
DGCL	1.1
Environmental Laws	2.14
ERISA	2.13(a)
Exchange Act	2.4
Exchange Agent	1.6(a)

Exchange Fund	1.6(a)
Exchange Ratio	1.5(c)
Framework Agreement	Recitals
GAAP	2.5(a)
Governmental Entity	2.4
HSR Act	2.4
Indemnified Party	5.10(b)
Independent Director	5.15(b)
Information Statement	5.18(a)
Intellectual Property Rights	2.16(a)
Intended Tax Treatment	Recitals
IRS	2.10
Joint Proxy Statement	2.6
Key Company Customers	3.8(b)
Key Parent Customers	2.8(b)
Lenders	2.23(b)
Manchester	Recitals
Merger	Recitals
Merger Sub	Introduction
Nasdaq	1.8
Outside Date	7.1(d)
Parent	Introduction
Parent Adverse Recommendation Change	5.2(b)
Parent Business Personnel	2.15
Parent Bylaws	2.3
Parent Charter	2.3
Parent Common Stock	Recitals
Parent Contracts	2.12(a)
Parent Disclosure Letter	Article II
Parent Foreign Benefit Plan	2.13(e)
Parent Owned Intellectual Property Rights	2.16(d)
Parent Permits	2.9
Parent Recommendation	2.3
Parent SEC Disclosure	Article II
Parent SEC Documents	2.5(a)
Parent Stockholder Approval	2.19
Parent Stockholder Meeting	5.2(a)
Parent Top 100 Customer	2.12(a)
Parent Voting Undertakings	Recitals
Paying Party	5.5(g)
Per Share Merger Consideration	1.5(c)
Receiving Party	5.5(g)
Registration Statement	2.3
Representatives	4.2(a)
Sarbanes-Oxley Act	2.5(b)
SEC	2.2(b)

Securities Act	2.3
Share Issuance	2.3
State Takeover Approvals	2.4
Stockholder Meetings	5.2(a)
Substitute Option	5.6(a)
Surviving Corporation	1.1
Takeover Laws	2.18
Terminating Company Breach	7.1(b)
Terminating Parent Breach	7.1(c)
Termination Date	4.1
Termination Fee Period	5.5(g)
Transmittal Letter	1.6(b)
Voting Agreement	Recitals
Worker Safety Laws	2.14

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Name:	Lee A. Shapiro
Its:	President

ARSENAL MERGER CORP.

By:	/s/ Lee A. Shapiro
Name:	Lee A. Shapiro
Its:	President

ECLIPSYS CORPORATION

By:	/s/ Philip M. Pead
Name:	Philip M. Pead
Its:	President and CEO